Exhibit 2.1

Execution Version

SHARE PURCHASE AGREEMENT

dated as of January 10, 2019

by and among

FLOTEK INDUSTRIES, INC.

and

ARCHER-DANIELS-MIDLAND COMPANY

i

ii

EXHIBITS

Exhibit A	–	Form of Escrow Agreement
Exhibit B	–	Terpene Supply Agreement
Exhibit C	–	Citrusburst Supply Agreement
Exhibit D	–	Transition Services Agreement

iii

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of January 10, 2019 by and among Flotek Industries, Inc. a Delaware corporation (the “Seller”), Florida Chemical Company, LLC,1 a Delaware limited liability company (the “Company”), and Archer-Daniels-Midland Company, a Delaware corporation (the “Buyer”). Each of the Seller, the Company and the Buyer is referred to as a “Party” and, collectively, the “Parties.”

RECITALS

WHEREAS, the Seller owns 100% of the issued and outstanding shares (the “Shares”) of membership interests of the Company;

WHEREAS, upon the terms and subject to the conditions contained in this Agreement, the Seller desires to sell and the Buyer desires to purchase the Shares (such purchase is referred to as the “Acquisition”);

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE ACQUISITION

Section 1.1    Purchase and Sale of the Shares. At the Closing, on the terms and subject to the conditions of this Agreement, Seller shall sell, assign, transfer and convey to the Buyer, and the Buyer shall purchase and acquire from Seller, all of such Seller’s rights, title and interest in and to the Shares free and clear of all Liens other than Liens created by or on behalf of the Buyer.

Section 1.2    Purchase Price.

(a)    The purchase price for the Shares (as such purchase price may be adjusted in accordance with this Agreement, the “Purchase Price”) shall equal the sum of:

(i)    $175,000,000;

(ii)    plus an amount equal to the Working Capital Excess (or minus an amount equal to the Working Capital Deficit);

(iii)    plus an amount equal to the Closing Cash;

(iv)    minus an amount equal to the Closing Indebtedness; and

(v)    minus an amount equal to the Transaction Expenses.

[1]	Florida Chemical Company, Inc. a Delaware corporation, converted into the Company pursuant to the Section 266 of the Delaware General Corporation Law on January 8, 2019.

(b)    At least five business days prior to the Closing Date, the Company shall prepare in consultation with Buyer and deliver to the Buyer a certificate (the “Estimated Closing Price Certificate”) setting forth the Company’s good faith estimate of the following prepared in accordance with the Accounting Principles (i) the balance sheet of the Company as of the Closing Date and (ii) the Purchase Price (the “Estimated Purchase Price”), which shall include a reasonably detailed calculation of the good faith estimated amount of (A) Closing Working Capital (the “Estimated Closing Working Capital”), (B) Closing Cash (the “Estimated Closing Cash”), (C) Closing Indebtedness (the “Estimated Closing Indebtedness”), and (D) Transaction Expenses (the “Estimated Transaction Expenses”). An amount equal to the Estimated Purchase Price shall be payable at the Closing as described in Section 1.3 below and shall be subject to adjustment as provided in Section 1.4 below.

Section 1.3    Payment of the Purchase Price and Other Amounts. At the Closing, subject to the satisfaction or waiver of each of the conditions specified in Article VI:

(a)    On behalf of the Company, and at the direction of the Seller, the Buyer shall deliver payment to the appropriate parties in respect of the Indebtedness of the Company as of immediately prior to the Closing to be paid at Closing, if any, pursuant to payoff letters or invoices delivered by such parties to the Buyer and the Company at least five business days prior to the Closing Date in form and substance reasonably satisfactory to the Buyer and the Seller.

(b)    On behalf of the Company, and at the direction of the Seller, the Buyer shall, or shall cause the Company to, deliver payment to the appropriate parties in respect of Transaction Expenses in the amounts indicated to the Buyer in writing by the Seller (and, other than with respect to Transaction Expenses attributable to sales bonuses, change in control bonuses, retention bonuses or similar payments, accompanied by invoices in form and substance reasonably satisfactory to the Buyer) at least five business days prior to the Closing, by wire transfer or delivery of other immediately available funds to the accounts designated by the Seller at least five business days prior to the Closing. The Parties acknowledge that the Transaction Expenses are obligations of the Company incurred on or before the Closing Date, and nothing in this Agreement shall be deemed to make them obligations of the Buyer. Payment of such Transaction Expenses by the Buyer on behalf of the Company on the Closing Date is being made for convenience only.

(c)    The Buyer shall pay the Estimated Purchase Price as follows:

(i)    The Buyer shall deliver the sum of (A) $13,125,000 (the “Indemnity Escrow Funds”) and $4,375,000 (the “Adjustment Escrow Funds” and, together with the Indemnity Escrow Funds, the “Escrow Funds”) to the Escrow Agent by wire transfer or delivery of other immediately available funds to an account designated by the Escrow Agent to be held in escrow pursuant to the terms of the Escrow Agreement.

(ii)    The Buyer shall deliver to the Seller an amount of cash equal to the aggregate of the Estimated Purchase Price less the Escrow Funds by paying or causing to be paid to Seller, by wire transfer or other delivery of immediately available funds to the account of Seller (which shall be provided by Seller to the Buyer at least five business days prior to the Closing Date).

Section 1.4    Purchase Price Adjustments.

(a)    The Parties agree that, so long as any distributions made are reflected in Closing Working Capital and in any adjustments to the Purchase Price under Section 1.4(c), the Seller shall have the right, at or prior to the Closing, to cause the Company to distribute cash to the Seller or its Affiliates, by one or more dividends and/or other distributions.

(b)    Within 90 calendar days following the Closing, the Buyer shall prepare, or cause to be prepared, and deliver to the Seller a statement (the “Closing Statement”), in accordance with the Accounting Principles, which shall include (i) a balance sheet of the Company as of the Closing Date, (ii) a calculation of the total Working Capital of the Company as of the Closing Date (the “Closing Working Capital”), (iii) a calculation of the Working Capital Deficit or the Working Capital Excess, as the case may be (which, for the avoidance of doubt, shall include the Buyer’s calculation of the Target Working Capital), (iv) a calculation of Closing Cash, (v) a calculation of Closing Indebtedness, (vi) a calculation of Transaction Expenses and (vii) the Buyer’s determination of the final Purchase Price (the “Final Purchase Price”) resulting therefrom. For purposes of the Buyer’s preparation of the Closing Statement, the Seller shall make available or provide reasonable access to the Buyer and its Representatives, upon advance notice and during normal business hours, all information, books, records, data and working papers created or used in connection with the preparation of the Estimated Working Capital Certificate, to the extent not in the possession of the Company or the Buyer. The Seller shall have a period of 30 calendar days after delivery of the Closing Statement to review (and cause the Seller’s auditors to review) such documents and make any objections it may have in writing to the Buyer. For purposes of the Seller’s evaluation of the Closing Statement, the Buyer shall, and shall cause the Company to, make available or provide reasonable access to the Seller and its Representatives, upon advance notice and during normal business hours, all information, books, records, data and working papers created or used in connection with the preparation of the Closing Statement; and shall permit reasonable access, upon advance notice and during normal business hours, to the facilities and personnel of the Company as may be reasonably requested by the Seller and its Representatives to analyze the Closing Statement. If the Seller delivers written objections to the Buyer within such 30-day period, then the Buyer and the Seller shall attempt to resolve the matter or matters in dispute. If no written objections are made by the Seller within such 30-day period, then the Closing Statement shall be final and binding on the Parties. If disputes with respect to the Closing Statement cannot be resolved by the Buyer and the Seller within 30 calendar days after timely delivery of any objections thereto, then, at the request of the Buyer or the Seller, the specific matters in dispute (but no others) shall be submitted to such independent accounting firm as may be approved by the Seller and the Buyer (the “Auditors”), which firm shall render its opinion as to such specific matters. If no such referral is made within 45 calendar days after the delivery of the objections, then the Closing Statement shall be final and binding on the Parties. If all objections are so resolved between the Parties prior to such time, the Closing Statement with such changes as have been agreed in writing by the Buyer and the Seller shall be final and binding on the Parties. The matters to be resolved by the Auditors shall be limited to the remaining unresolved disputes between the Buyer and the Seller. The Parties shall cooperate with the Auditors during its engagement, and the Auditors shall have access to the books and records of the Company and the Buyer, the personnel of, and work papers prepared by, the Parties’ accountants to the extent that they relate to the unresolved disputes as it may reasonably request for the purpose of reviewing such unresolved disputes, provided, that such access shall be in a manner that does not interfere with the normal business operations of the Buyer, the Company or the Seller. The Auditors shall promptly deliver to the Buyer and the Seller a written report setting forth their resolution of the disputes along with their determination of the Final Purchase Price, which determination shall be made in accordance with the definitions and principles set forth in this Agreement and shall be final and binding on the Parties. As to each disputed item, the Auditors shall be limited to awarding only one or the other of the Buyer’s proposal, on the one hand, or the Seller’s proposal, on the other hand, and shall have no authority to select or propose to the Parties any resolution other than as set forth in one of such two proposals originally submitted to the Auditors. Judgment may be entered upon the determination of the Auditors in any court having jurisdiction over the Party against which such determination is to be enforced. The fees and expenses of the Auditors shall be borne by the Parties as designated by the Auditors, which designation shall be based upon the inverse proportion of the amount of disputed items resolved in favor of such Party (i.e., so that the prevailing Party bears a lesser amount of such fees and expenses). If the Parties refer a dispute to the Auditors and if the Adjustment Escrow Funds exceed the amount by which the Estimated Purchase Price is greater than the Final Purchase Price (as claimed by the Buyer), then the Buyer and the Seller shall, pursuant to the terms of the Escrow Agreement, promptly instruct the Escrow Agent to pay the Seller the amount of such excess out of the Adjustment Escrow Funds, and the remaining balance of the Adjustment Escrow Funds shall be paid out pursuant to Section 1.4(c) after the final determination of the Final Purchase Price pursuant to this Section 1.4.

(c)    If the Estimated Purchase Price is greater than the Final Purchase Price, then within two business days following the final determination thereof, the Buyer and the Seller shall, pursuant to the terms of the Escrow Agreement, instruct the Escrow Agent to pay the Buyer the amount of such excess out of the Adjustment Escrow Funds (and if the balance of the Adjustment Escrow Funds is less than the amount due to the Buyer pursuant to this Section 1.4, then at the Buyer’s option the Buyer may recover the remaining amount from the Indemnity Escrow Funds or require the Seller to pay such amount to the Buyer by wire transfer in immediately available funds to the account or accounts designated by the Buyer). If the Final Purchase Price is greater than the Estimated Purchase Price, then within two business days following the final determination thereof, the Buyer will pay to the Seller by wire transfer in immediately available funds to the account or accounts designated by the Seller the amount of such excess and the Buyer and the Seller shall, pursuant to the terms of the Escrow Agreement, instruct the Escrow Agent to pay the Seller the entire balance of the Adjustment Escrow Funds. Any payments pursuant to this Section 1.4(c) shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 1.5    Time and Place of the Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of the legal counsel to the Seller, on the second business day after the date on which the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the Parties set forth in Article VI (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the fulfillment or waiver of those conditions) shall occur, or at such other time or on such other date, which may be the last day of the calendar month that includes such date, as the Parties agree in writing (the “Closing Date”).

Section 1.6    Closing Deliverables.

(a)    At the Closing, the Buyer will make the payments specified in Section 1.3 and will deliver, or cause to be delivered, to the Seller, as applicable:

(i)    the officer’s certificate contemplated by Section 6.3(c);

(ii)    counterparts of the Escrow Agreement duly executed by the Buyer and the Escrow Agent;

(iii)    a counterpart of the Transition Services Agreement duly executed by the Buyer;

(iv)    such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to consummate the transactions contemplated hereby.

(b)    At the Closing, Seller will deliver, or cause to be delivered, to the Buyer:

(i)    duly executed assignment documents conveying the Shares to the Buyer, in the form reasonably required by Buyer;

(ii)    the certificates contemplated by Section 6.2(c);

(iii)    a certificate of an officer of the Company in the form the Buyer has previously approved and respecting, and to which is attached, (A) the Organizational Documents of the Company and each of the other Company and (B) the resolutions of the board of directors of the Seller respecting the Transaction Documents to which the Company is a party and the transactions this Agreement contemplates;

(iv)    a counterpart of the Escrow Agreement duly executed by the Seller;

(v)    a counterpart of the Transition Services Agreement duly executed by the Seller;

(vi)    resignation letters from the individuals listed on Section 1.6(b)(v) of the Seller Disclosure Letter (the “Resigning Directors”) from their positions as directors or officers of any Acquired Entity;

(vii)    releases, in forms reasonably acceptable to Buyer, of any Liens held by PNC Bank, National Association, in connection with the Credit Facility, and any other Liens, other than Permitted Liens, on the Shares or the assets of the Acquired Entities;

(viii)    counterparts of the Terpene Supply Agreement and Citrusburst Supply Agreement duly executed by Flotek Chemistry, LLC and the Company;

(ix)    good standing certificates for each Acquired Entity issued as of a date not more than five business days prior to the Closing Date by the Secretary of State of the State of Delaware;

(x)    a certificate pursuant to Treasury Regulations Section 1.1445-2(b), in form reasonably acceptable to Buyer, that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller; and

(xi)    such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to consummate the transactions contemplated hereby.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in a letter delivered by the Seller to the Buyer concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Letter”) (subject to Section 10.5), Seller represents and warrants to the Buyer, as of the date hereof and as of the Closing Date, as follows:

Section 2.1    Organization. Seller is duly organized, validly existing and in good standing under the Laws of its Organization Jurisdiction.

Section 2.2    Authorization; Enforceability.

(a)    Seller has the requisite organizational power and authority to enter into and deliver each Transaction Document to which it is a party, and to carry out the transactions contemplated by the Transaction Documents. The execution and delivery by Seller of the Transaction Documents to which it is a party, the performance by Seller of its obligations under each Transaction Document to which Seller is a party in accordance with their respective terms and the consummation of the transactions contemplated by such Transaction Documents have been duly and validly authorized by Seller.

(b)    This Agreement has been, and each of the other Transaction Documents to which Seller is or will be a party are, or when executed and delivered by the parties thereto will be, duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by the other parties hereto and thereto, constitutes, or upon execution will constitute, Seller’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

(c)    The execution and delivery by Seller of the Transaction Documents to which it is a party, the performance by Seller of its obligations under each Transaction Document to which Seller is a party in accordance with their respective terms and the consummation of the transactions contemplated by the Transaction Documents will not violate, breach or constitute a default under (i) the Organizational Documents of Seller, (ii) any Contract binding upon Seller or (iii) any Law applicable to Seller, except in the case of clauses (ii) or (iii), for such violations, breaches or defaults that would not result in a Seller Material Adverse Effect.

(d)    No agreement or arrangement to which Seller is a party or is bound or to which any of their respective assets is subject requires Seller to obtain any Consent from any Person other than a Governmental Authority in connection with the execution, delivery or performance by Seller of the Transaction Documents to which it is a party, the enforcement against Seller of its obligations thereunder or the consummation of the transactions contemplated by the Transaction Documents, except for such Consent the failure of which to obtain would not result in a Seller Material Adverse Effect.

Section 2.3    Ownership of the Shares. Seller holds of record, owns beneficially, and has good title to the Shares, free and clear of all Liens (other than Liens in effect on or prior to the Closing Date that will be released upon payment of the Purchase Price). As of the Closing Date, no dividends or other distributions shall have been declared with respect to any Shares which are unpaid as of the Closing Date.

Section 2.4    Brokers. Except for Evercore, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 2.5    Litigation. No Proceeding is pending and publicly filed or, to the knowledge of Seller, threatened in writing, to which Seller is or may become a party which (i) questions or involves the validity or enforceability of any obligation of Seller under any Transaction Document, or (ii) seeks (or reasonably may be expected to seek) to prevent or delay consummation by Seller of the transactions contemplated by the Transaction Documents.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Seller Disclosure Letter (subject to Section 10.5), the Company represents and warrants to the Buyer, as of the date hereof and as of the Closing Date, as follows:

Section 3.1    Organization. Section 3.1 of the Seller Disclosure Letter sets forth the Organization Jurisdiction of the Acquired Entities, each of which is duly organized, validly existing and in good standing (where such concept is legally relevant) under the Laws of its Organization Jurisdiction, and has all requisite corporate or other entity power and authority under those Laws and their respective Organizational Documents to own, lease or otherwise hold its respective properties and assets and to carry on its business as conducted as of the date hereof. Each of the Acquired Entities is duly qualified and licensed, as may be required, and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification and licensing necessary, each of which is listed on Section 3.1 of the Seller Disclosure Letter. No other jurisdiction has demanded, requested or otherwise indicated that any Acquired Entity is required to so qualify on account of the ownership or leasing of its assets and properties or the conduct of the Acquired Business. The Company has made available to the Buyer complete and correct copies of the Organizational Documents of the Acquired Entities, each as amended to the date hereof.

Section 3.2    Authorization; Enforceability; Absence of Conflicts; Required Consents.

(a)    The Company has the requisite company power and authority to enter into and deliver each Transaction Document to which it is a party, and to carry out the transactions contemplated by the Transaction Documents. The execution and delivery by the Company of the Transaction Documents to which it is a party, the performance by the Company of its obligations under each Transaction Document to which the Company is a party in accordance with their respective terms and the consummation of the transactions contemplated by the Transaction Documents have been duly and validly authorized by all requisite company action by the Company, and no other company or other organizational proceedings on the part of the Company is necessary to authorize the Transaction Documents to which the Company is or will be a party.

(b)    Each of the Transaction Documents to which the Company is or will be a party are, or when executed and delivered by the parties thereto, will be duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of such Transaction Documents by the other parties thereto, constitutes, or upon execution will constitute, the Company’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

(c)    The execution and delivery by the Company of the Transaction Documents to which it is a party, the performance by the Company of its obligations under such Transaction Documents in accordance with their respective terms and the consummation of the transactions contemplated by the Transaction Documents will not (i) violate, breach or constitute a default under (A) the Organizational Documents of the Company, (B) any Law applicable to the Company, or (C) any Material Agreement, (ii) cause or result in the imposition of, or afford any Person the right to obtain, any Lien, other than a Permitted Lien, upon any material assets of the Acquired Entities, or (iii) except as set forth, as of the date of this Agreement, in Section 3.2(c) of the Seller Disclosure Letter, result in the revocation, cancellation, suspension or material modification of any Permit possessed by the Company or any other Acquired Entity as of the date hereof and necessary or desirable for the carrying on of the Acquired Business as conducted as of the date hereof in all material respects.

(d)    No Law requires the Company to obtain any Permit, or make any filings, including any report or notice, with any Governmental Authority, in connection with the execution, delivery or performance by the Company of the Transaction Documents to which it is a party, the enforcement against the Company of its obligations thereunder or the consummation of the transactions contemplated by the Transaction Documents.

(e)    No agreement or arrangement to which the Company is a party or is bound or to which the Company are subject, requires the Company to obtain any Consent from any Person (other than a Governmental Authority) in connection with the execution, delivery or performance by the Company of the Transaction Documents to which it is a party, the enforcement against the Company of its obligations thereunder or the consummation of the transactions contemplated by the Transaction Documents.

Section 3.3    Equity Shares.

(a)    Section 3.3(a) of the Seller Disclosure Letter accurately sets forth for the Company and each other Acquired Entity, as of the date hereof, the Capital Stock of the Company, and each of the other Acquired Entities which is authorized (where applicable) and which is issued and outstanding. All of such issued and outstanding Capital Stock of the Company and each other Acquired Entity is duly authorized and validly issued, and is held of record and beneficially by the Persons and in the amounts set forth in Section 3.3 of the Seller Disclosure Letter. Except as set forth in the Organizational Documents of the Company or any other Acquired Entity: (a) no Capital Stock of the Company or any other Acquired Entity is reserved for issuance or is held in treasury;

(b) no Capital Stock of the Company or any other Acquired Entity is subject to pre-emptive rights, rights of first refusal, tag-along rights, drag-along rights, transfer restrictions, proxies, voting trusts, member agreements or other agreements or understandings in effect to which the Company or any other Acquired Entity is a party with respect to the voting or transfer of such Capital Stock; (c) there are no outstanding subscriptions, options, warrants, rights, calls, conversion rights, rights of exchange, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the Capital Stock of the Company or any other Acquired Entity other than as contemplated by this Agreement; (d) there are no outstanding contracts or other agreements of the Company or any other Acquired Entity, or, to the knowledge of the Seller, of any of the Seller or any other Person, to purchase, redeem or otherwise acquire any outstanding Capital Stock of the Company or any other Acquired Entity, or securities or obligations of any kind convertible into any Capital Stock of the Company or any other Acquired Entity; and (e) there are no outstanding or authorized equity appreciation, phantom equity, equity incentive plans or similar rights with respect to the Company or any other Acquired Entity.

(b)    Except as set forth in Section 3.3(b) of the Seller Disclosure Schedule, no resolution, decision, order or petition to dissolve or liquidate any Acquired Entity has been issued, adopted or applied for, no petition for the bankruptcy or suspension of payments of any Acquired Entity has been filed, no receiver has been appointed for any Acquired Entity or any of its assets and no attachment has been made of any of the assets of any Acquired Entity.

Section 3.4    Subsidiaries. The Company owns, directly or indirectly, all of the issued and outstanding Capital Stock of the Company Subsidiary, free and clear of all Liens, and no Acquired Entity has, or has ever had, any direct or indirect ownership interest in any Capital Stock of any other Person. No Acquired Entity has agreed or is obligated to make any future investment in or capital contribution to any Person. Except for borrowings under the Credit Facility, no Acquired Entity has any Indebtedness for borrowed money or guarantees any such Indebtedness or has issued or sold, or agreed to issue or sell, any debt securities or guarantees any debt securities of others.

Section 3.5    Title to Assets; Related Matters. The Acquired Entities have good and valid title to, or a valid leasehold interest in, all of their respective tangible personal property and assets, free and clear of all Liens other than Permitted Liens, and all equipment and other items of tangible personal property and assets of the Acquired Entities are in good operating condition and capable of being used for their intended purposes (ordinary wear and tear excepted) and are usable in the Ordinary Course of Business. The tangible personal property and assets owned or held by the Acquired Entities or used by the Acquired Entities under valid and enforceable Contracts are all of the assets that are necessary for the conduct of the Acquired Business as currently conducted.

Section 3.6    Real Property.

(a)    Section 3.6(a) of the Seller Disclosure Letter contains, as of the date of this Agreement, a complete list of all real property owned by or leased by the Acquired Entities (collectively, the “Company Real Property”), indicating whether the property is owned or leased.

(b)    Each of the Acquired Entities (i) has good and valid title to all real property purported to be owned by it, in each case free and clear of Liens other than Permitted Liens, except in each case as set forth in Section 3.6(b) of the Seller Disclosure Letter, (ii) owns outright all the facilities and structures referred to as owned by such Acquired Entity in Section 3.6(a) of the Seller Disclosure Letter, in each case free and clear of Liens other than Permitted Liens, except in each case as set forth in Section 3.6(b) of the Seller Disclosure Letter, (iii) has a good and valid leasehold interest in the real property, including facilities, structures and other improvements thereon, purported to be leased to it under leases with respect thereto, in each case free and clear of Liens other than Permitted Liens, except in each case as set forth in Section 3.6(b) of the Seller Disclosure Letter, and (iv) is the holder and enjoys the benefit of the easements and similar rights that such Acquired Entity purports to hold or to which such Acquired Entity purports to have any rights, and the rights of such Acquired Entity with respect to each such easement or similar right are in full force and effect.

(c)    Section 3.6(c) of the Seller Disclosure Letter sets forth a true and complete list and brief description of each lease, sublease, license or similar agreement (each a “Lease”) under which any Acquired Entity is lessee, sublessee, licensee of, or holds or operates, any real property owned by any third Person (collectively, the “Leased Real Property”). The applicable Acquired Entity has the right to quiet enjoyment of all of the Leased Real Property for the full term of the Lease relating thereto (and any renewal option related thereto). Except as set forth on Section 3.6(c) of the Seller Disclosure Letter, and except for Permitted Liens, there are no agreements or other documents governing or affecting the occupancy or tenancy of any of the Leased Real Property. No Acquired Entity has assigned, transferred or pledged any interest in the Leases with respect to the Leased Real Property. Each Lease constitutes a valid and binding obligation of the parties thereto and is in full force and effect and (except for those Leases which by their terms will expire prior to the Closing Date or are otherwise terminated prior to the Closing Date in accordance with the provisions hereof), will continue in full force and effect after the Closing, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. Each Acquired Entity party thereto has fulfilled and performed its respective obligations under the Leases, to the extent such obligations were required to have been performed prior to the date hereof, and no Acquired Entity is in, or alleged to be in, breach or default under, nor is there or is there alleged to be any basis for termination of, any Lease and, to the knowledge of Seller, no other party to any Lease has breached or defaulted thereunder. No event has occurred and, to the knowledge of Seller, no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by any Acquired Entity or by any such other party. Complete and correct copies of the Leases have heretofore been made available to Buyer by Seller.

(d)    Neither the whole nor any part of the Company Real Property is subject to any pending suit for condemnation or other taking by any Governmental Authority, and, to the knowledge of Seller, no such condemnation or other taking is threatened or contemplated. Neither Seller nor any Acquired Entity has received notice of any claims, causes of action, lawsuits or legal proceedings pending or, to the knowledge of Seller, threatened regarding the ownership, use or possession of the Company Real Property. The use and occupancy of the Company Real Property by the Acquired Entities and the conduct of the Acquired Business thereat as presently conducted do not violate in any material respect any applicable Laws (including zoning). There are no special assessments affecting any of the Company Real Property and, to the knowledge of Seller, no such special assessments are threatened or contemplated. There are no leases, subleases, licenses, or other agreements granting to any Person the right of use or occupancy of any portion of the Company Real Property (except under the leases of the Leased Real Property). There is no material construction affecting any portion of any of the Company Real Property which is not substantially completed as of the date hereof. Complete and correct copies of any title opinions, commitments or policies, property reports, surveys, estoppels, appraisals and subordination non disturbance and attornment agreements in Seller’s or the Acquired Entities’ possession with respect to each parcel of the Company Real Property have heretofore been delivered by Seller to Buyer.

Section 3.7    Litigation.

(a)    No Proceeding is pending and publicly filed or, to the knowledge of the Seller, threatened in writing, to which any Acquired Entity is or may become a party which (i) questions or involves the validity or enforceability of any obligation of the Company under any Transaction Document, or (ii) seeks (or reasonably may be expected to seek) to prevent or delay consummation by the Company of the transactions contemplated by the Transaction Documents.

(b)    Since January 1, 2015, there has not been, and there is not currently, pending, or, to the knowledge of Seller, threatened, any Proceeding by or against or relating to any Acquired Entity, any assets or properties of any Acquired Entity, the Shares or the Acquired Business (or, as related to any of the foregoing, Seller or any of its Affiliates) that would, or would reasonably be expected to, (i) individually or in the aggregate, have a Seller Material Adverse Effect or (ii) result in any liability to any Acquired Entity, individually or in the aggregate, in excess of $100,000.

(c)    There are no outstanding court orders and no unsatisfied judgments, penalties or awards against or affecting any Acquired Entity, any assets or properties of any Acquired Entity, the Shares or the Acquired Business (or, as related to any of the foregoing, Seller or any of its Affiliates). The Acquired Entities have at all times complied in all material respects with each court order to which any Acquired Entity, any assets or properties of any Acquired Entity, the Shares or the Acquired Business, have at any time been subject. Neither any Acquired Entity nor Seller has received any written notice or other communication since January 1, 2015 regarding (i) any court order against or affecting the Acquired Entities, any asset or property of any Acquired Entity, the Acquired Business or the Shares (or, as related to any of the foregoing, Seller or any of its Affiliates) or (ii) any actual, alleged or potential failure to comply with any court order to which any Acquired Entity, any assets or properties of any Acquired Entity, the Shares or the Acquired Business, have at any time been subject.

Section 3.8    Absence of Certain Changes. Except as otherwise expressly contemplated by this Agreement, since the Balance Sheet Date, (a) the Acquired Entities have conducted their businesses only in the Ordinary Course of Business and (b) the Acquired Entities, taken as a whole, have not suffered a Seller Material Adverse Effect. Except as set forth in Section 3.8 of the Seller Disclosure Letter, from the Balance Sheet Date to the date of this Agreement, the Acquired Entities have not taken any of the actions described in clauses (i) – (xviii) of Section 5.2(b).

Section 3.9    Compliance with Law. The Acquired Business is, and has been, conducted in compliance in all material respects with applicable Law; provided, however, that no representation or warranty in this Section 3.9 is made with respect to (i) certain business practices described in Section 3.11, Anti-Corruption Laws, Anti-Terrorism and Anti- Money-Laundering Laws, Antitrust Laws and Trade Control Laws, which are covered exclusively by the provisions set forth in Section 3.11, (ii) employee benefit matters, which are covered exclusively by the provisions set forth in Section 3.13, (iii) environmental matters, which are covered exclusively by the provisions set forth in Section 3.15, (iv) matters relating to Taxes (v) intellectual property matters, which are covered exclusively by the provisions set forth in Section 3.17 or (vi) certain food regulatory matters, which are covered exclusively by the provisions set forth in Section 3.23.

Section 3.10    Permits.

(a)    Each of the Acquired Entities holds and has held all of the material Permits required or necessary to conduct its business as currently conducted; provided, however, that no representation or warranty in this Section 3.10 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively in Section 3.15. Section 3.10(a) of the Seller Disclosure Letter sets forth a list and brief description of each such Permit currently held by the Acquired Entities. Complete and correct copies of all such Permits have heretofore been delivered to Buyer by Seller.

(b)    Except as set forth in Section 3.10(b) of the Seller Disclosure Letter, (i) the Acquired Entities have fulfilled and performed in all material respects its obligations under each of such Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Permit, or which might adversely affect in any material respect the rights of the Acquired Entities under any such Permit; (ii) no notice of cancellation, of default or of any dispute concerning any Permit, or of any event, condition or state of facts described in the preceding clause, has been received by the Acquired Entities or Seller; and (iii) each of the Permits is valid, subsisting and in full force and effect and will continue in full force and effect thereafter, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Authority.

Section 3.11    Certain Business Practices.

(a)    The Acquired Business is, and has been since May 10, 2013, conducted in compliance in all material respects with all applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism and Anti- Money-Laundering Laws, (iii) Antitrust Laws and (iv) Trade Control Laws. Since May 10, 2013, neither Seller nor any Acquired Entity has received any written notice or other communication by any Governmental Authority or any other Person in relation to any violation or alleged or potential violation of, or investigation related to, any such Laws.

(b)    Since May 10, 2013, none of the Acquired Entities, nor any director, officer, manager, employee or, to the Seller’s knowledge, any agent or other Person acting on behalf of any Acquired Entity, has, directly or indirectly, taken any action that would result in a violation of any applicable Anti-Corruption Laws, including, directly, or indirectly paying, offering, giving, promising to pay, or authorizing the payment of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any other Person at the suggestion, request, direction or for the benefit of any of Government Official or other Person for the purpose of (i) influencing any act or decision of such Government Official in his official capacity, (ii) inducing such Government Official to do or omit to do any act in relation to his lawful duty, (iii) securing any improper advantage, (iv) inducing such Government Official to influence or affect any act or decision of any Government Authority, or (v) assisting the Acquired Business in obtaining or retaining business for or with, or directing business to another Person. Neither the Acquired Entities nor Seller and its Affiliates (in respect of the Acquired Business) nor, to the Knowledge of Seller, any Representative of the Acquired Business, has employed or retained, directly or indirectly, a Government Official or a family member of a Government Official.

(c)    Neither the Acquired Entities, Seller and its Affiliates (in respect of the Acquired Business) nor any of their respective current or former directors, managers, employees, agents, representatives or service providers (either current or past) is or has been the subject of any investigation, inquiry or enforcement proceeding by any Governmental Authority regarding any criminal offence or alleged criminal offence, or has been convicted of a criminal offence, in relation to the Acquired Business, and no current or former director, manager, employee, agent, representative or service provider of the Acquired Entities or Seller and its Affiliates (in respect of the Acquired Business) is or has been the subject of any investigation, inquiry or enforcement proceeding by any Governmental Authority regarding any criminal offence or alleged criminal offence, or has been convicted of an offence that reflects upon the reputation of the Acquired Business or their suitability for holding the position that they hold in connection with the Acquired Business, as the case may be, and there are no circumstances existing that are likely to give rise to any such investigation, inquiry or proceedings.

Section 3.12    Material Agreements.

(a)    Section 3.12(a) of the Seller Disclosure Letter lists, as of the date of this Agreement, each Contract related to the Acquired Business or to which any Acquired Entity is a party (each such Contract, a “Material Agreement”):

(i)    that is a master purchase agreement with any Material Supplier;

(ii)    that is a Contract with a Material Supplier (other than purchase orders or master purchase agreements);

(iii)    that is a Contract with any Material Customer;

(iv)    relating to any equipment leases obligating any Acquired Entity to pay an amount in excess of $50,000 during any calendar year in the aggregate;

(v)    that materially restricts (or purports to materially restrict) the ability of any Acquired Entity from engaging in business in any geographic area or competing with any Person;

(vi)    relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) or to any partnership or joint venture;

(vii)    for the sale of any asset or the grant of any preferential rights to purchase any asset for an amount in excess of $100,000, in each case other than inventory sales or otherwise entered into in the Ordinary Course of Business;

(viii)    relating to real property obligating the Acquired Entities to pay an amount in excess of $50,000 during any calendar year in the aggregate;

(ix)    without duplication, that is any indenture, credit agreement, letter of credit, loan agreement, security agreement, guarantee, note, mortgage or other evidence of

Indebtedness under which any Acquired Entity has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, or that is any letter of credit issued for the benefit of any Acquired Entity or the Acquired Business;

(x)    each distributor, consultant, Representative, broker, referral, marketing, advertising or other Contract involving actual or potential payments to or from Company in excess of $100,000 in the aggregate in any 12-month period or during the remaining term thereof and that is not terminable by an Acquired Entity at will or by giving notice of 30 days or less, in each case without liability;

(xi)    each Contract with a Governmental Authority;

(xii)    each Contract with a Prohibited Person;

(xiii)    each Contract that grants material exclusivity rights or “most favored nations” status to Company or the counterparty thereof;

(xiv)    each Contract involving actual or potential payments to or from Company in excess of $500,000 in the aggregate in 2018;

(xv)    any (a) collective bargaining agreement, (b) Employment Agreement or individual consulting or independent contractor agreement with any current director, manager, officer or employee of any Acquired Entity whose annual base salary exceeds $100,000, or (c) any severance agreement or other contract providing for severance payments or other additional rights or benefits (whether or not optional) with any outstanding obligations or in the event of, or triggered in whole or part by the occurrence of either (A) the termination of any director, manager, officer, employee, consultant or independent contractor, or (B) the sale or change of control of any of the Acquired Entities; and

(xvi)    relating to any outstanding written commitment to enter into any written contract or agreement of the type described in subsections (i) through (xv) above.

(b)    Each Material Agreement constitutes a valid and binding obligation of the parties thereto and is in full force and effect and (except for those Material Agreements which by their terms will expire prior to the Closing Date or are otherwise terminated prior to the Closing Date in accordance with the provisions hereof), will continue in full force and effect after the Closing, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party (excluding, for the avoidance of doubt, any termination for convenience provision in any such Material Agreements). Each Acquired Entity party thereto has fulfilled and performed its respective material obligations under the Material Agreements, to the extent such obligations were required to have been performed prior to the date hereof, and no Acquired Entity is in, or alleged to be in, material breach or default under, nor is there or is there alleged to be any basis for termination of, any Material Agreement and, to the knowledge of Seller, no other party to any Material Agreement has breached or defaulted thereunder. No event has occurred and, to the knowledge of Seller, no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by any Acquired Entity or by any such other party. No Acquired Entity is currently renegotiating any Material Agreements (other than ordinary course negotiations in connection with the scheduled expiration of a Material Agreement) or paying liquidated damages in lieu of performance thereunder. Except for the Acquired Entities, neither Seller nor any Affiliate of Seller is a party to or has any rights in any Material Agreement. Complete and correct copies of the Material Agreements have heretofore been made available to Buyer by Seller.

Section 3.13    Employee Matters.

(a)    Section 3.13(a) of the Seller Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, the name, hire date, job title, annual base salary or hourly rate (as applicable), as well as, with respect to incentive pay, bonus, or commission opportunities (as applicable), and their current status (as to full-time or part-time, exempt or nonexempt under the Fair Labor Standards Act, whether the employee is currently on any leave of absence and accrued but unused vacation days (as of the date shown in Section 3.13(a) of the Seller Disclosure Letter) of each Company Employee, independent contractor and leased employee (as defined in Section 414(n) of the Internal Revenue Code) of any of the Acquired Entities.

(b)    Section 3.13(b) of the Seller Disclosure Letter lists, as of the date of this Agreement, each Employee Plan (identifying whether such Employee Plan is sponsored by an Acquired Entity, Seller or an affiliate) and each Employment Agreement.

(c)    With respect to each Employee Plan that is intended to qualify under Section 401(a) of the Code, such plan has received a favorable determination letter (or in the case of a pre-approved plan, a current favorable opinion letter or favorable advisory letter and the Seller is entitled to rely on such letter) from the Internal Revenue Service with respect to its qualification and nothing has occurred since the date of such letter that would reasonably be expected to materially affect such qualification. With respect to each Employee Plan, as of the date of this Agreement (i) each such plan has been administered in material compliance with its terms and applicable Laws; (ii) the Acquired Entities and any ERISA Affiliate have not engaged in any non-exempt prohibited transaction under Section 4975 of the Code or Section 406 of ERISA; (iii) no disputes, government audits, examinations or investigations are pending or, to the knowledge of the Seller, threatened in writing other than ordinary claims for benefits; and (iv) all material contributions, premiums or payments due from an Acquired Entity have been made on a timely basis (including permissible extensions) and any amounts not yet due have been properly recorded on the books of an Acquired Entity. For purposes of this Agreement, “ERISA Affiliate” means any trade or business, whether or not incorporated, which together with the Company would be deemed a single employer within the meaning of Section 414of the Code or Section 4001(b)(1) of ERISA.

(d)    No Acquired Entity is subject to any agreement with any labor union or employee association and no Acquired Entity has, since January 1, 2017, made any commitment to or conducted negotiations with any labor union or employee association with respect to any future agreement and, to the knowledge of the Seller, there is no current attempt to organize, certify or establish any labor union or employee association.

(e)    None of the Acquired Entities and any ERISA Affiliate currently has and at no time since January 1, 2012 has had an obligation to contribute to (i) an employee pension benefit plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, or (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(f)    Except as set forth in Section 3.13(b) of the Seller Disclosure Letter, there are not Employee Plans or Employment Agreements which promise or provide health, life insurance or other welfare benefits to retirees or former employees of the Acquired Entities except as otherwise required by Section 4980B of the Code or a comparable state statute which provides for continuing health care coverage and solely at the premium cost of the individual.

(g)    No Acquired Entity, or to the knowledge of the Seller, no other person, has engaged in a transaction in connection with which any Acquired Entity reasonably would be expected to become subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code.

(h)    Except as set forth in Section 3.13(h) of the Seller Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, termination, forgiveness of indebtedness or change in control payments) becoming due to any individual from an Acquired Entity under any Employment Agreements or Employee Plan or otherwise; (ii) increase any benefits otherwise payable under any Employment Agreement or Employment Plan or otherwise; or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

(i)    Except as set forth in Section 3.13(i) of the Seller Disclosure Letter, no employees, officers or directors of the Acquired Entities is a party to or is otherwise bound by any Contract, including any confidentiality, non-competition, or propriety rights Contract, that has had or could reasonably be expected to have had a material adverse effect on the performance of his/her duties as an employee, officer or director.

(j)    The Acquired Entities has in its files a Form I-9 that is validly and properly completed in accordance with applicable Law for each Company Employee with respect to whom such form is required under applicable Law.

(k)    Section 3.13(k) of the Seller Disclosure Letter sets forth all of the Acquired Entities written employment policies and practices applicable to any Company Employee presently in effect.

(l)    Except as set forth in Section 3.13(l) of the Seller Disclosure Letter, the Acquired Entities are in material compliance with all Law and other obligation with respect to employment and employment practices and terms and conditions of employment, including laws which relate to equal employment opportunity, equal pay or treatment, wages, hours, leaves, workers’ compensation, disability, occupational health and safety, immigration, collective bargaining, worker classification, other employment terms and conditions, layoffs and withholding and payment of social security.

Section 3.14    Financial Statements. Section 3.14 of the Seller Disclosure Letter contains the following financial statements of the Acquired Entities on a consolidated basis (collectively, the “Financial Statements”): (i) the unaudited balance sheet as of December 31, 2017, 2016 and 2015 and the unaudited consolidated statements of income for the years ended December 31, 2017, 2016 and 2015, (ii) the unaudited balance sheet as of June 30, 2018, the unaudited income statements for the twelve (12) months ended June 30, 2018, and (iii) the unaudited balance sheet as of November 30, 2018, and the unaudited income statements for the eleven (11) months ended November 30, 2018 (the financial statements referred to in this clause (iii), the “Interim Financial Statements”). Except as disclosed in such Financial Statements or in Section 3.14 of the Seller Disclosure Letter, each of such balance sheets fairly presents in all material respects the financial position of the Acquired Entities as of the date thereof, and each of such statements of income fairly presents in all material respects the combined results of operations of the Acquired Entities for the period indicated, and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, to year-end adjustments and the absence of notes, accruals for bonus expenses or other textual disclosures required under GAAP). The date of the latest balance sheet included in the Financial Statements (the “Balance Sheet”), being November 30, 2018, is referred to herein as the “Balance Sheet Date.”

Section 3.15    Environmental Matters. Except as set forth in Section 3.15 of the Seller Disclosure Letter:

(a)    The Acquired Entities, Acquired Business and Acquired Property are in compliance with all applicable Environmental Laws in the respective jurisdictions in which they operate or are located;

(b)    The Acquired Entities have obtained and are in compliance with all permits, licenses and other authorizations required for the operation of the Acquired Business and Acquired Property under applicable Environmental Laws (“Environmental Permits”), and all Environmental Permits are valid and in good standing;

(c)    The Acquired Entities, Acquired Business and Acquired Property are not subject to any outstanding agreements, decrees, notices, orders, suits, demands, claims, liens or proceedings by any Governmental Authority or any person respecting (i) Environmental Laws, (ii) Remedial Actions or (iii) any Release or threatened Release of, or exposure to, a Hazardous Substance (“Environmental Claims”) and no such Environmental Claims are threatened in writing; and

(d)    There has been no Release or, to the knowledge of the Seller, threatened Release of Hazardous Substances at any property owned, operated, leased, or used by any Acquired Entity or the Acquired Business that resulted or may result in liability of an Acquired Entity or the Acquired Business under applicable Environmental Laws.

(e)    For purposes of this Agreement:

(i)    “Acquired Property” means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit or other asset used in the Acquired Business or otherwise owned, operated, leased, or used by the Acquired Entities.

(ii)    “Environment” means (A) land, including surface land and structures, sub-surface strata, sea bed and river bed under water (as defined in clause (B)); (B) water, including coastal and inland water, surface waters, and ground waters; and (C) air;

(iii)    “Environmental Law” means any Law regulating the Environment, or pertaining to the protection of natural resources, the Environment or human health or safety;

(iv)    “Hazardous Substance” means (A) any materials, substances or wastes defined as “hazardous” or “toxic” or words of similar import intended to define, list or classify substances under any Environmental Law, (B) any radioactive materials, asbestos, and polychlorinated biphenyls, (C) petroleum and petroleum derivatives; or (D) other pollutant regulated by Environmental Law;

(v)    “Release” means any release, spill, effluent, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, leaching or migration into the Environment, or into or out of any property owned, operated, leased, or used by the applicable Party; and

(vi)    “Remedial Action” means all actions to (A) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Substances in the Environment; (B) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Substance so it does not endanger or threaten to endanger human health or the Environment; or (C) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release.

(f)    Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 3.15 are the Company’s sole and exclusive representations and warranties regarding compliance with Environmental Laws and Environmental Permits, Environmental Claims and any other environmental matters.

Section 3.16    Taxes.

(a)    The Acquired Entities have timely (taking into account any applicable extensions) filed all Tax Returns required to be filed by them; all such Tax Returns were complete and correct in all material respects; and the Acquired Entities have timely (taking into account any applicable extensions) paid all Taxes due, whether or not shown on such Tax Returns. Seller Group has timely filed, or will timely file (taking into account extensions of time in which to file), with the appropriate Governmental Authority all Tax Returns that it is required to file on or before the Closing Date for each taxable period when the Predecessor Company was a member of the Seller Group. All such Tax Returns are or will be correct and complete in all material respects with respect to the Acquired Entity. All Taxes due and owing by any member of the Seller Group (whether or not shown on any Tax Return) have been, or will be, timely paid with respect to any Tax Return filed by the Seller Group for any taxable period when the Predecessor Company was a member of the Seller Group.

(b)    The unpaid Taxes of the Acquired Entities did not, as of the Balance Sheet Date, exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Balance Sheet. Since the Balance Sheet Date, no Acquired Entity has incurred any material liability for Taxes other than Taxes incurred in the ordinary course of business.

(c)    No written claim has been received by an Acquired Entity from any Governmental Authority in a jurisdiction where an Acquired Entity does not file Tax Returns that an Acquired Entity is or may be subject to taxation by that jurisdiction.

(d)    No Acquired Entity has entered into an agreement extending any statute of limitations in respect of Taxes that is currently in effect. No audit, other examination or matter in controversy with respect to Taxes is currently being conducted by any Governmental Authority with respect to any Acquired Entity. No Acquired Entity has received from a Governmental Authority any written notice indicating an intent to open an audit or other review pertaining to Taxes with respect to any Acquired Entity. No written claim for unpaid Taxes is currently being asserted against any Acquired Entity.

(e)    Except for Taxes not yet delinquent, there are no Liens for unpaid Taxes upon any of the assets of the Acquired Entities.

(f)    Other than the membership of the Predecessor Company in the Seller Group, no Acquired Entity is or has been a member of an affiliated group filing a consolidated federal income Tax Return, nor taken any other action that could result in liability for Taxes of an affiliated group (other than the affiliated group of which the Company is the common parent) or any Person under Treas. Reg. §1502-6 (or any similar provision of state, local or foreign law), including as a transferee or successor, by contract or otherwise. With respect to each Acquired Entity, no claim has, at any time during the six (6) year period ending on the Closing Date, been made in writing by a Governmental Body in a jurisdiction where such Acquired Entity does not file Tax Returns that such Acquired Entity is or may be subject to taxation by that jurisdiction nor, to the knowledge of the Seller, is there any factual or legal basis for such claim.

(g)    No Acquired Entity is a party to any Tax sharing or Tax allocation agreement, other than agreements entered in the ordinary course of business that do not principally relate to Taxes, including leases and financing arrangements.

(h)    Each Acquired Entity has withheld and timely paid all Taxes which it was required to withhold and pay in connection with any amounts paid or owing to any employee, independent contractor, creditor, Seller, or other third party.

(i)    From the Conversion through the Closing Date, both the Company and the Company Subsidiary are disregarded as entities separate from the Seller for U.S. federal income tax purposes.

(j)    None of the Acquired Entities is party to any agreement, contract, arrangement or plan that has resulted in or will result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code, determined without regard to any arrangements entered into or negotiated with Buyer or any of its Affiliates.

Section 3.17    Intellectual Property. Section 3.17 of the Seller Disclosure Letter contains a complete and accurate list, as of the date of this Agreement, of all (a) patents and patent applications; (b) registered trademarks and applications to register trademarks; (c) registered copyrights and applications to register copyrights; and (d) all Intellectual Property (except for commercially available off-the-shelf software) that the Acquired Entities use under any license, sublicense, grant, or other agreement and that is material to the Acquired Business. The Acquired Entities have not received any written claims during the three-year period prior to the date of this Agreement that they have infringed or misappropriated the Intellectual Property of any other Person. (x) To the knowledge of the Seller, no Person is infringing upon or misappropriating any material Intellectual Property owned or used by the Acquired Entities, (y) the Acquired Entities are not infringing upon or misappropriating the Intellectual Property of any other Person where such infringement or misappropriation would result in a Seller Material Adverse Effect, and (z) no Person has a claim or could make a valid claim of separate or joint ownership of any material Intellectual Property used by Seller in the Ordinary Course of Business.

Section 3.18    No Undisclosed Liabilities. None of the Acquired Entities have any liability that would be required to be reflected or reserved against in a balance sheet of the Acquired Entities prepared in accordance with GAAP except for (i) liabilities disclosed in the Interim Financial Statements and not heretofore paid or discharged and (ii) liabilities which have arisen after the Balance Sheet Date in the Ordinary Course of Business which, individually or in the aggregate, are not material to the Acquired Entities, taken as a whole, and are of the same character and nature as the liabilities disclosed in the Interim Financial Statements.

Section 3.19    Insurance Policies. Section 3.19 of the Seller Disclosure Letter contains a complete and accurate list of all material insurance policies carried as of the date hereof by or for the benefit of any Acquired Entity, true and complete copies of which, along with the loss experience for the most recent six (6) years with respect to each type of coverage, have been made available to the Buyer. All such insurance policies are in full force and effect. The Acquired Entities have complied in all material respects with each of such insurance policies and has not failed to give any notice or present any material claim thereunder in a due and timely manner. All such insurance policies are sufficient for compliance with all Laws and Contracts to which an Acquired Entity is a party or by which an Acquired Entity is bound.

Section 3.20    Bank Relations. Section 3.20 of the Seller Disclosure Letter sets forth (a) the name of each financial institution in which an Acquired Entity has borrowing or investment arrangements, deposit or checking accounts or safe deposit boxes; and (b) the types of such arrangements and accounts, including, as applicable, names in which accounts or boxes are held and the account or box numbers.

Section 3.21    Brokers. Except for Evercore, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.22    Transactions with Affiliates. Section 3.22 of the Seller Disclosure Letter sets forth a complete and accurate list of any contract or agreement between (a) an Acquired Entity, on the one hand, and (b) (i) any Seller or any Affiliate of any Seller (other than another Acquired Entity), (ii) any officer or director of an Acquired Entity, Seller or an Affiliate of Seller or (iii) to the extent a Person in (i) or (ii) is a natural person, any Person who has any direct or indirect relation by blood, marriage or adoption to them (the Persons covered by this clause (b), “Related Persons”), except, in each case, (A) contracts or agreements with respect to compensation received as employees or consultants in the Ordinary Course of Business, or (B) Contracts entered into on an arms’ length basis and in the Ordinary Course of Business and on terms not materially less favorable in the aggregate to the Company and/or its Subsidiaries, as applicable, than would have been available from an unaffiliated third party. Except as set forth on Section 3.22 of the Seller Disclosure Letter, no Related Person (x) owns any material properties, assets or rights that are used by an Acquired Entity except on terms that are on an arms’ length basis; (y) owes any money to, or is owed any money by, an Acquired Entity (except with respect to compensation or expense reimbursement received as employees, consultants or directors in the Ordinary Course of Business or as a result of commercial transactions on an arms’ length basis); or (z) has asserted any claim or cause of action against an Acquired Entity.

Section 3.23    Food Regulatory Matters.

(a)    With respect to all products currently made, sold or marketed, or under development by the Acquired Entities (collectively, the “Products”), the Products have been developed, tested, manufactured, registered, approved, marketed, distributed, labeled, stored or transported, as applicable, in compliance in all material respects with the applicable provisions of the Federal Food, Drug, and Cosmetic Act (the “FDC Act”) and the implementing regulations issued by the U.S. Food and Drug Administration (the “FDA”), and any analogous applicable requirements (collectively, the “Applicable Food Laws”) established by foreign, federal, state or local authorities responsible for regulating any Products and establishments, as well as with all material terms and conditions imposed in any licenses, permits, approvals, clearances, registrations or other authorizations granted to the Acquired Entities by any Governmental Authorities. Neither Seller nor the Acquired Entities have received any written notice or other written communication from any Governmental Authority regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any material Applicable Food Laws, or (ii) any actual, alleged, possible or potential obligation on the part of Acquired Entities to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature. There have been no actions pending or, to the knowledge of the Seller, threatened with respect to a material violation by the Acquired Entities of any Applicable Food Laws with regard to the development, testing, manufacture, registration, approval, marketing, distribution, labeling, storage, or transport of any of the Products that reasonably would be expected to result in an administrative, civil, or criminal liability, and, to the knowledge of the Seller, there are no facts or circumstances existing that would reasonably be expected to serve as a basis for such an action.

(b)    To the knowledge of the Seller, the suppliers that supply goods (including food ingredients or other ingredients) or services in relation to the Products are in compliance in all material respects with the Applicable Food Laws.

(c)    The Products, and the facilities in which the Products are made, processed, labeled, packaged, handled or stored are not now subject (nor have they been subject during the previous three (3) years) to any adverse inspection, finding, recall, investigation, penalty assessment, audit or other compliance or enforcement action, or, to the knowledge of the Seller, any investigation, by any Governmental Authorities.

(d)    The Acquired Entities have not been subject to any obligation or requirement arising under any consent decree, consent agreement, inspection report or warning letter issued by or entered into with the FDA, the United States Department of Agriculture (USDA) or the Federal Trade Commission, or any other United States or foreign Governmental Authority with regard to the development, testing, manufacture, registration, approval, marketing, distribution, labeling, storage, or transport of any of the Products. To the knowledge of the Seller, no supplier that supplies goods (including food ingredients or other ingredients) or services in relation to the Products is subject (or has been subject during the previous three (3) years) to any such adverse action with regard to such goods (including food ingredients or other ingredients) or services.

(e)    To the knowledge of the Seller, the Products: (i) have been, based on current scientific evidence and industry practice, safe for human consumption when used in accordance with the labeling; and (ii) have not been the subject of any notices, decrees, citations, investigations, audits, actions, inquiries or other actions pursuant to The Safe Drinking Water and Toxic Enforcement Act of 1986, as amended, promulgated by the people of the State of California.

(f)    Claims on the labeling and in the advertising and promotional materials of the Products sold or intended to be sold in the United States are not in violation of Federal Communications Commission (FCC) rules and guidance for environmental claims.

(g)    The Seller and Acquired Entities have delivered to the Buyer true, correct and complete copies of all Flavor Ingredient Data Sheets for the Products and all documents related to any GRAS “Generally Recognized as Safe” (GRAS) determinations within the meaning of the FDC Act for Products or similar regulations of any foreign country where the Products are manufactured or sold.

Section 3.24    Accounts Receivable; Accounts Payable; Inventory. All accounts, notes and other receivables owing to Acquired Entities are reflected accurately and properly, in all material respects, on the books and records of the Acquired Entities, represent monies for bona fide arm’s-length sales actually made, services actually performed or products actually licensed by Acquired Entities in the Ordinary Course of Business. All accounts payable of the Acquired Entities are reflected accurately and properly, in all material respects, on the books and records of the Acquired Entities and arose from bona fide arm’s-length transactions in the Ordinary Course of Business. All inventory of Company, whether or not reflected in the Balance Sheet, is of quality and quantity usable and, with respect to finished goods, salable in the Ordinary Course of Business (other than obsolete, damaged or defective items that are not material to the Acquired Business, taken as a whole, and (a) have been written off or written down in accordance with the Accounting Principles or (b) for which adequate reserves have been established and are reflected in the Financial Statements).

Section 3.25    Customers and Suppliers.

(a)    Section 3.25(a) of the Seller Disclosure Letter sets forth a true, complete and accurate list, as of the date of this Agreement, of the Acquired Entities’ ten (10) largest customers, clients and service users based on revenues derived from sales to customers or services to clients and service users for the fiscal years of Company ended December 31, 2017 and December 31, 2018 (the “Material Customers”), and the aggregate revenue from such Material Customer for such periods. To the knowledge of the Seller, there has been no material adverse change within the past two years in the business relationship of the Acquired Entities with any Material Customer, and no Material Customer has canceled or otherwise adversely modified in any material respect any Contract with any Acquired Entity (and neither Seller nor any Acquired Entity has received during the past twelve months preceding the date of this Agreement any written notice or other communication of any intention to do so).

(b)    Section 3.25(b) of the Seller Disclosure Letter sets forth a true, complete and accurate list, as of the date of this Agreement, of the Acquired Entities’ ten (10) most significant suppliers and service providers based on amounts paid by the Acquired Entities to such suppliers and service providers for the fiscal years of Company ended December 31, 2017 and December 31, 2018 (the “Material Suppliers”), and the aggregate amounts paid to each such Material Supplier for such periods. To the knowledge of the Seller, there has been no material adverse change within the past two years in the business relationship of the Acquired Entities with any Material Supplier, and no Material Supplier has canceled or otherwise adversely modified in any material respect any supply Contract (and neither Seller nor any Acquired Entity has received during the past twelve months preceding the date of this Agreement any written notice or other communication of any intention to do so).

Section 3.26    Privacy and Information Security Requirements. The Acquired Entities comply, and has at all times complied, in all material respects with all Privacy and Information Security Requirements. Neither Seller nor any Acquired Entity, nor, to the knowledge of Seller, any other Person, has received any notice or other communication from any Government Authority within the past five years regarding any actual or possible violation of, or failure to comply with, any Privacy and Information Security Requirement by or with respect to the Acquired Business or Acquired Entities. Except as set forth in Section 3.26 of the Seller Disclosure Letter, to the knowledge of Seller, no Person has gained unauthorized access to or suffered a breach with respect to any Company IT Systems, or data or Personal Information thereon, or used, accessed or disclosed any Personal Information or Company IT System for any illegal or unauthorized purpose. The Acquired Entities have provided all requisite notices and obtained all required consents, and satisfied all other requirements (including but not limited to notification to privacy or data protection authorities), necessary for the Acquired Entities’ collection, storage, use, retention or international and onward transfer, and Buyer’s access to, any Personal Information or other data in connection with the conduct of the Acquired Business as currently conducted or in connection with the consummation of the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth in a letter delivered by the Buyer to the Seller concurrently with the execution and delivery of this Agreement (the “Buyer Disclosure Letter”), the Buyer represents and warrants to the Seller and the Company, as of the date hereof and as of the Closing Date, as follows:

Section 4.1    Organization; Power. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of its Organization Jurisdiction and has all requisite corporate power and authority under those Laws and its Organizational Documents to own, lease or otherwise hold its properties and assets and to carry on its business as conducted as of the date hereof. The Buyer is duly qualified and licensed, as may be required, and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification and licensing necessary, other than in such jurisdictions where the failure to be so qualified and licensed would not have a Buyer Material Adverse Effect.

Section 4.2    Authorization; Enforceability; Absence of Conflicts; Required Consents.

(a)    The Buyer has the requisite corporate power and authority to enter into and deliver each Transaction Document to which it is a party, and to carry out the transactions contemplated by the Transaction Documents. The execution and delivery by the Buyer of the Transaction Documents to which it is a party, the performance by the Buyer of its obligations under each Transaction Document to which the Buyer is a party in accordance with their respective terms and the consummation of the transactions contemplated by the Transaction Documents have been duly and validly authorized by all requisite corporate or other organizational action by the Buyer, and no other corporate or other organizational proceedings on the part of the Buyer are necessary to authorize the Transaction Documents to which the Buyer is or will be a party.

(b)    This Agreement has been, and each of the other Transaction Documents to which the Buyer is or will be a party are, or when executed and delivered by the parties thereto, will be, duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by the other parties hereto and thereto, constitutes, or upon execution will constitute, the Buyer’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

(c)    The execution and delivery by the Buyer of the Transaction Documents to which it is a party, the performance by the Buyer of its obligations under each Transaction Document to which the Buyer is a party in accordance with their respective terms and the consummation of the transactions contemplated by the Transaction Documents will not violate, breach or constitute a default under (i) the Organizational Documents of the Buyer, (ii) any Law applicable to the Buyer or (iii) any material agreement of the Buyer, except for such violations, breaches or defaults under clauses (ii) and (iii) that would not result in a Buyer Material Adverse Effect.

(d)    No Law requires the Buyer to obtain any Permit, or make any filings, including any report or notice, with any Governmental Authority, in connection with the execution, delivery or performance by the Buyer of the Transaction Documents to which it is a party, the enforcement against it of its obligations thereunder or the consummation of the transactions contemplated by the Transaction Documents, except that no representation or warranty is made with respect to Antitrust Laws and except for such Permits the failure of which to obtain would not result in a Buyer Material Adverse Effect.

(e)    No agreement or arrangement to which the Buyer is a party or is bound or to which any of its assets is subject, requires the Buyer to obtain any Consent from any Person other than a Governmental Authority in connection with the execution, delivery or performance by the Buyer of the Transaction Documents to which it is a party, the enforcement against the Buyer of its obligations thereunder or the consummation of the transactions contemplated by the Transaction Documents, except for such Consent the failure of which to obtain would not result in a Buyer Material Adverse Effect.

Section 4.3    Litigation. No Proceeding is pending and publicly filed or, to the knowledge of the Buyer, threatened in writing to which the Buyer is or may become a party which (a) questions or involves the validity or enforceability of any obligation of the Buyer under any Transaction Document, or (b) seeks (or reasonably may be expected to seek) to prevent or delay consummation by the Buyer of the transactions contemplated by the Transaction Documents.

Section 4.3    Financial Ability. The Buyer has sufficient funds on hand or readily and unconditionally available to the Buyer to enable the Buyer to satisfy all of its payment obligations under this Agreement, including under Article X, and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

Section 4.4    Accredited Investor. The Buyer is an “accredited investor” (as that term is defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended). The Buyer has such knowledge and experience in business and financial matters so that the Buyer is capable of evaluating the merits and risks of an investment in the equity interests being acquired hereunder. The

Buyer understands the full nature and risk of an investment in such equity interests. The Buyer further acknowledges that it has had access to the books and records of the Company, is generally familiar with the Acquired Business and has had an opportunity to ask questions concerning the Company and the Company’s securities.

Section 4.5    Acquisition of Shares for Investment. The Buyer is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Shares. The Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, and any applicable foreign and state securities laws, except under an exemption from such registration under such Act and such laws.

Section 4.6    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer or its Affiliates.

Section 4.7    Solvency. Immediately after giving effect to the consummation of the transactions contemplated by the Transaction Documents (including the payment of the Purchase Price):

(a)    the fair saleable value (determined on a going concern basis) of the assets of the Buyer and its Subsidiaries and the Company will be greater than the total amount of their liabilities;

(b)    the Buyer and its Subsidiaries will be solvent and able to pay their respective debts and obligations in the ordinary course of business consistent with past practices in all material respects as they become due;

(c)    no transfer of property is being made and no obligation is being incurred in connection with the transactions hereunder with the intent to hinder, delay or defraud either present or future creditors of the Buyer or its Subsidiaries in connection with the transactions hereunder;

(d)    the Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured; and

(e)    the Buyer and its Subsidiaries will have adequate capital to carry on their respective businesses and all businesses in which they are about to engage.

ARTICLE V

COVENANTS

Section 5.1    Records and Access.

(a)    During the period from the date of this Agreement to the Closing, the Company shall, and shall cause its Subsidiaries to: (i) permit the Buyer and its authorized Representatives to (x) have reasonable access, during regular business hours upon reasonable prior notice, to the books, records, personnel, accountants, offices and other facilities and properties of the Acquired Entities as the Buyer may reasonably request; provided, however, the Buyer shall not undertake any environmental investigation, including any sampling, testing or other intrusive indoor or outdoor investigation of air, surface water, groundwater, soil or anything else at or in connection with any property associated or affiliated in any way with the Acquired Entities, without the prior written consent of the Seller, and (y) make such copies and inspections thereof as the Buyer may reasonably request, and (ii) furnish the Buyer with such financial and operating data and other information with respect to the Acquired Entities as the Buyer may from time to time reasonably request; provided, however, that any such access shall be conducted at the Buyer’s risk and expense, at a reasonable time, under the supervision of the Seller or the personnel of the Acquired Entities and in such a manner as not to interfere unreasonably with the operation of the businesses of the Acquired Entities or their Affiliates and shall not require the Seller or the Company to waive any applicable privilege (including attorney-client privilege) nor to violate any contractual confidentiality obligation; provided, however, that Seller shall advise Buyer that Seller is withholding such information and shall use its reasonable best efforts to promptly communicate to Buyer or its applicable Representatives the substance of any such materials, whether by redacting parts of such materials or otherwise, so that disclosure would not violate such confidentiality obligations. Notwithstanding anything in this Section 5.1 to the contrary, (i) the auditors and accountants of the Company shall not be obliged to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants, and (ii) nothing in this Agreement shall require that the Seller or the Company disclose to the Buyer any information (such as pricing data) that is prohibited from disclosure by applicable Law.

(b)    All information provided or obtained under this Section 5.1 shall be held by the Buyer or the Seller, as applicable, in accordance with and subject to the applicable confidentiality and use terms of the Confidentiality Agreement, dated as of October 3, 2018 among Seller, the Company and Buyer (the “Confidentiality Agreement”), and the Buyer and the Seller hereby agree that the provisions of the Confidentiality Agreement will apply to any properties, books, records, data, documents and other information relating to the Acquired Business that is provided to the Buyer, the Seller or their respective Affiliates, as the case may be, or any of their respective Representatives pursuant to this Agreement; provided, however, that after the Closing, Buyer and its Affiliates, including the Acquired Entities, may use or disclose any confidential information owned by the Acquired Entities or otherwise reasonably related to Acquired Business.

Section 5.2    Conduct of Business.

(a)    During the period from the date of this Agreement to the Closing, except (i) as set forth in Section 5.2 of the Seller Disclosure Letter, (ii) as expressly contemplated or permitted by this Agreement, (iii) as required by applicable Law or (iv) as the Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause its Subsidiaries to, (x) conduct its business in all material respects in the Ordinary Course of Business and (y) use its commercially reasonable efforts to maintain its existing relations with customers, suppliers, creditors and employees that, in each case, may be material to the Acquired Business as a whole.

(b)    During the period from the date of this Agreement to the Closing, except (i) as set forth in Section 5.2 of the Seller Disclosure Letter, (ii) as expressly contemplated or permitted by this Agreement, (iii) as required by applicable Law, (iv) as the Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), or (v) in the

Ordinary Course of Business, the Company shall not, and shall cause its Subsidiaries not to, take any of the following actions:

(i)    sell, transfer, lease, license or dispose of any assets material to the Company (including any Intellectual Property), except for (A) sales of surplus equipment, (B) sales of inventory in the Ordinary Course of Business or (C) sales, leases or other transfers among the Acquired Entities;

(ii)    (A) enter into any commitment(s) for capital expenditures of any Acquired Entity with an aggregate value in excess of $500,000 or (B) fail to make the capital expenditures which are listed on Section 5.2(b)(ii)(B) of the Seller Disclosure Letter;

(iii)    acquire any Person or division or business line thereof, by merger or consolidation, purchase of assets or equity interests, or by any other manner;

(iv)    create or permit the creation of any Lien on any material assets of the Acquired Entities, except Permitted Liens;

(v)    cause or permit any amendments to the Organizational Documents of the Acquired Entities or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Acquired Entity or consummating any such transaction;

(vi)    split, combine or reclassify any of its Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its Capital Stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its Capital Stock;

(vii)    issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire shares of Capital Stock, or other contracts of any character obligating it to issue any such shares or other convertible securities;

(viii)    declare any dividend or distribution on its Capital Stock, except for dividends or distributions of cash;

(ix)    make any loans or advances to, or any investments in or capital contributions to, or forgive or discharge in whole or in part any outstanding loans or advances to, any Person (other than another Acquired Entity);

(x)    except for borrowings under the Credit Facility, incur any Indebtedness for borrowed money or guarantee any such Indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(xi)    (A) enter into any new, or amend or terminate any existing, Employee Plan or Employment Agreement or (B) hire any additional employees except to fill a vacancy in the Ordinary Course of Business or terminate the employment of any employee (other than for cause);

(xii)    enter into, establish, amend or extend (or become obligated under) any collective bargaining or other labor agreement with any labor union or employee representative;

(xiii)    make any material change in any method of accounting or accounting practice or policy used by the Company in the preparation of their financial statements, other than changes required by GAAP or applicable Law;

(xiv)    make any change in Acquired Business’s cash management practices or its policies and practices with respect to collection of accounts receivable, establishment of reserves for uncollectable receivables, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue or acceptance of customer deposits;

(xv)    settle any Proceeding, other than settlements (A) that do not involve non-monetary relief or admission on behalf of the Acquired Entities and (B) involve less $100,000 in the aggregate;

(xvi)    make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Acquired Entities or the Buyer in respect of any post-Closing Tax period;

(xvii)    terminate or materially modify or amend any Material Agreement or enter into any Contract that would have been a Material Agreement if entered into prior to the date of this Agreement, in each case except in the Ordinary Course of Business (provided, however, that no entry into any such Contract or termination, modification or amendment of any Material Agreement, whether or not in the Ordinary Course of Business, shall be permitted without the prior written consent of Buyer if such entry into, termination or amendment, would be, or would reasonably be expected to give rise to, result in or serve as a basis for any other action or omission under this Section 5.2(b) or otherwise under this Agreement requiring the prior written consent of Buyer); or

(xviii)    agree or commit to take any action described in this Section 5.2(b).

(c)    Nothing contained herein shall give to the Buyer, directly or indirectly, the right to control or direct any of the Acquired Entities’ operations or businesses prior to the Closing, and the Acquired Entities shall exercise, subject to the terms and conditions hereof, complete control and supervision of their operations and businesses until the Closing.

(d)    Prior to the Closing, Seller or Company shall promptly notify Buyer in writing of any (i) breach of any covenant or obligation of Seller or Company under this Agreement; (ii) fact, circumstance, condition, event, change or development that (A) has caused or is reasonably likely to cause any representation or warranty of the notifying party contained herein to become misleading, inaccurate or false in any material respect or that would have caused or constituted a breach in any material respect if such fact, circumstance, condition, event, change or development had occurred, arisen or existed on or before the date of this Agreement or (B) is reasonably likely to make the timely satisfaction of any condition to Closing set forth in Section 6.1 or Section 6.2 impossible or unlikely; (iii) actual, suspected or potential any violation of any applicable Law related to the operation of the Acquired Business, which actual or apparent violation by its nature could reasonably warrant voluntary disclosure to a Government Authority; (iv) notice or other communication from any third party alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated hereby; (v) Proceeding threatened, commenced or asserted against or with respect to Acquired Business or the transactions contemplated hereby; (v) material default under any Material Agreement or event which, with notice or lapse of time or both, would become such a default on or before the Closing Date; and (vi) Seller Material Adverse Effect.

Section 5.3    Public Announcement. Prior to the Closing, except as set forth in this Agreement or otherwise agreed to by the Buyer and the Seller, neither the Parties nor their Affiliates shall issue any report, statement or press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated by this Agreement, except as in the reasonable judgment of the Party may be required by any applicable Law, applicable rules of any stock exchange or Governmental Authority or needed to obtain the benefits or protection of any applicable Governmental Authority, in which case the Parties will use their commercially reasonable efforts to reach mutual agreement as to the language of any such report, statement or press release. The Seller and the Buyer agree to keep the terms of this Agreement and the other Transaction Documents confidential, except to the extent required by applicable Law (in which case the disclosing Party will use its reasonable best efforts to advise the other Party before making such disclosure and, upon the request of the other Party, the Parties will work together in good faith to agree and pursue appropriate confidential treatment requests with respect to this Agreement or other Transaction Document, as applicable), as may be required to enforce the terms of this Agreement or for purposes of compliance with financial reporting obligations; provided, that the Parties may disclose such terms to their respective employees, accountants, advisors and other Representatives as necessary in connection with the ordinary conduct of their respective businesses.

Section 5.4    Efforts.

(a)    Upon the terms and subject to the conditions of this Agreement (including Section 5.4(c)), each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including: (i) the preparation and filing as promptly as practicable of all necessary applications, notices, petitions, registrations, filings, ruling requests, and other documents, and the taking of all steps as may be necessary, to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any Governmental Authority in order to consummate the transactions contemplated by this Agreement, (ii) the obtaining of all other necessary Consents or waivers from third parties, provided that none of the Buyer, the Seller or the Company shall be obligated to make any payment in connection with seeking such Consents or waivers or shall have any liability for failure to obtain any such Consents or waivers, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b)    Subject to the other terms and conditions herein provided and without limiting the foregoing, the Parties shall (and shall cause their respective Subsidiaries to):

(i)    use their commercially reasonable efforts to cooperate with one another in (A) determining which filings are required (or considered by the Parties to be advisable) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (“HSR Act”) and other applicable Antitrust Laws, and (B) to make their respective filings under the HSR Act within 10 business days after execution of this Agreement;

(ii)    promptly notify each other of any communication concerning this Agreement and the transactions contemplated hereunder from any Governmental Authority and consult with and permit the other Party to review in advance any proposed communication concerning this Agreement and the transactions contemplated hereunder to any Governmental Authority;

(iii)     not agree to participate in any meeting or substantive discussion (including any discussion relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, permits, orders or authorizations, and any agreement regarding the timing of consummation of the transactions contemplated by this Agreement) with any Governmental Authority relating to any filings or investigation concerning this Agreement or the transactions contemplated hereunder unless it consults with the other Party and its Representatives in advance and invites the other Party’s Representatives to attend unless the Governmental Authority prohibits such attendance;

(iv)    promptly furnish the other Party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with draft copies prior to submission to a Governmental Authority, with reasonable time and opportunity to comment, of all correspondence, filings and communications (and memoranda setting forth the substance thereof) that they, their Subsidiaries or their respective Representatives intend to submit to any Governmental Authority, it being understood that correspondence, filings and communications received from any Governmental Authority shall be immediately provided to the other Party upon receipt;

(v)    promptly furnish the other Party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such necessary information and reasonable assistance as such other Party and its Subsidiaries may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Authority, including any filings necessary or appropriate under the provisions of the HSR Act; and

(vi)    deliver to the other Party’s outside counsel complete copies of all documents furnished to any Governmental Authority as part of any filing.

(c)    Notwithstanding anything in this Agreement to the contrary, in no event will Buyer or any of its Affiliates be required to or will Buyer’s “reasonable best efforts,” “commercially reasonable efforts” or “cooperation” be deemed to include, and neither Seller nor Company may without the prior written consent of Buyer, take (or cause any Affiliate to take) any of the following actions: (i) give any guarantee or other consideration in respect of any approval or other consent in connection with the transactions contemplated hereby; (ii) litigate, pursue, defend or otherwise contest any Proceeding relating to the transactions contemplated hereby; or (iii) become subject or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, undertaking, Contract or order (A) to sell, license, assign, transfer, divest, hold separate or otherwise dispose of any business or assets of Buyer or its Affiliates (including, after the Closing, any assets of the Acquired Entities or the Acquired Business); (B) that limits the freedom of action of Buyer or any of its Affiliates with respect to the ownership or operation of, or their ability to retain, any business or assets (including after the Closing, the assets of the Acquired Entities or the Acquired Business); (C) that alters, changes or restricts in any way the business or commercial practices of Buyer (including after the Closing, with respect to the Acquired Business) or any of its Affiliates; or (D) that adversely affects in any way the benefits expected to be derived by Buyer and its Affiliates from the transactions contemplated hereby.

(d)    Whether or not the Acquisition is consummated, the Buyer and the Seller shall each be responsible for 50% of all filing fees and payments to any Governmental Authority in order to obtain any consents, approvals or waivers pursuant to this Section 5.4.

Section 5.5    Prohibited Activities.

(a)    In furtherance of the sale of the Shares to Buyer hereunder by virtue of the transactions contemplated hereby and to protect more effectively the value and goodwill of the Acquired Business being sold to Buyer, Seller will not, directly or indirectly, for any reason, for its own account or on behalf of or together with any other Person:

(i)    engage as an owner, co-owner or other investor of or in, or participate in, perform services for, or otherwise carry on, whether as an employee, independent contractor or otherwise, the Company Business in the United States of America (the “Territory”) during the period beginning on the date hereof and ending on the fifth anniversary of the Closing Date;

(ii)    call on, solicit or perform services for, either directly or indirectly, any Person that at that time is, or at any time within two years prior to that time was, a customer of the Acquired Business within any Territory for the purpose of soliciting or selling any product or service in competition with the Acquired Business in the Company Business within the Territory during the period beginning on the date hereof and ending on the fifth anniversary of the Closing Date; or

(iii)    during the period beginning on the date hereof and ending on the second anniversary of the Closing Date, hire, solicit, induce or attempt to persuade or assist any person who is or was an employee of any Acquired Entity during the twelve (12) month period before the Closing to leave the employment of Buyer or any of its Affiliates (including any Acquired Entity); provided, however, that the foregoing restriction shall not prohibit a general solicitation through the media that is not targeted at employees of the Acquired Business.

(a)    Notwithstanding the foregoing, nothing in this Section 5.5 shall prohibit Seller from owning less than two percent (2%) of the outstanding securities of any entity whose equity securities are traded on any national securities exchange.

(b)    From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, in confidence any confidential information, whether written or oral, concerning the Acquired Entities or the Acquired Business (including any Trade Secrets of the Acquired Entities), and not use any such information for any purpose other than as specified in this Agreement, except to the extent that Seller can show that such information (i) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their employees, agents and other representatives; or (ii) is lawfully acquired by Seller from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its agents and other representatives are compelled to disclose any such information by judicial or administrative process or by other Laws, Seller shall to the extent legally permissible promptly notify Buyer in writing and shall disclose only that portion of such information which it is advised by counsel is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.6    Amendment of Seller Disclosure Letter. The Buyer agrees that, with respect to representations and warranties of the Seller and the Company contained in this Agreement, the Seller and the Company shall have the continuing right (but not the obligation) until the Closing to add, supplement or amend the Seller Disclosure Letter to their respective representations and warranties with respect to any matter arising or discovered after the date hereof which, if existing at the date hereof or thereafter, would have been required to be set forth or described in such Seller Disclosure Letter. Any such additional, supplemental or amended disclosure shall not be deemed to have cured any breach of any representation or warranty for any purpose hereunder, including for purposes of the termination rights contained in Section 7.1(d), of determining whether the conditions set forth in Section 6.2(a) have been satisfied or of determining whether a breach of a representation or warranty has occurred for purposes of indemnification under Section 8.2; provided, however, that (a) if such additional, supplemental or amended disclosures would give rise to a right of the Buyer to terminate this Agreement pursuant to Section 7.1(d), assuming (i) all other conditions set forth in Section 6.1 had been satisfied, and (ii) the Closing were scheduled to occur on the date that such additional, supplemental or amended disclosures were received by the Buyer, then the Buyer shall have the right to terminate this Agreement within ten business days of its receipt of such additional, supplemental or amended disclosure and (b) if the Buyer does not so elect to terminate this Agreement, then the Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matters. For the avoidance of doubt, after the Closing such supplements, additions and amendments shall not be taken into account for purposes of determining whether a breach of a representation or warranty has occurred for purposes of indemnification under Section 8.2.

Section 5.7    Tax Matters.

(a)    Seller’s Obligations.

(i)    Seller shall prepare and timely file, or cause to be prepared and timely filed, all Consolidated Returns that include the Company and shall pay all Taxes due in respect of such Returns. All such Tax Returns, to the extent they relate to the Predecessor Company, shall be prepared in a manner consistent with past practice (unless otherwise required by Applicable Law). From and after the Closing, Buyer shall cause the Company to provide Seller and its Affiliates in a timely fashion all filing information relating to the Company necessary for the preparation and filing of the consolidated Tax Returns.

(ii)    The Seller shall prepare and timely file (taking into account all valid extensions), or shall cause to be prepared and timely filed (taking into account all valid extensions), any and all Tax Returns of an Acquired Entity covering a Tax period ending on or before the Closing Date that are required to be filed after the Closing Date, and each such Seller prepared Tax Return shall be prepared in a manner consistent with past custom and practice except as otherwise required by applicable Law or fact. Subject to the indemnification obligations of the Seller pursuant to Section 8.2(e), the Buyer shall be responsible for timely paying or causing the applicable Acquired Entity to timely pay all Taxes reflected on a Seller prepared Tax Return required to be paid by the applicable Acquired Entity to the applicable Governmental Authority.

(b)    Buyer’s Obligations. Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Acquired Entities for taxable periods that end on or before the Closing Date that are not described in Section 5.7(a) and for any Straddle Period. Any Tax Return related to a Straddle Period shall be prepared in a manner consistent with past practice (unless otherwise required by Applicable Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least fifteen business days prior to the due date (including extensions) of such Tax Return. If Seller objects to any item on any such Tax Return, it shall, within five business days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer. Seller shall pay to Buyer an amount equal to the portion of the Taxes with respect to any such Tax Returns that relates to the Pre-Closing Tax Period (as determined pursuant to Section 5.7(d)), and to the extent such Taxes are not included or reflected on the Closing Working Capital Statement, at the later of five business days prior to the due date (including extensions) of such Tax Returns or upon written demand therefor.

(c)    Amended Tax Returns. The Buyer shall not, and shall not cause or permit any of its Affiliates, any Acquired Entity, or any of their Affiliates to, (i) amend, modify, or re-file any Tax Return of an Acquired Entity that covers a Pre-Closing Tax Period, (ii) grant an extension of any applicable statute of limitations with respect to any Tax Return of an Acquired Entity that covers a Pre-Closing Tax Period, (iii) make or change any Tax election that affects any Pre-Closing Tax Period, or (iv) take any action or position that results in any increased Tax liability (including a reduction in a refund) or reduction of any Tax attribute of an Acquired Entity with respect to Pre-Closing Tax Periods, in each case without the prior written consent of the Seller, except as required by an applicable Tax authority.

(d)    Determination of Straddle Period Taxes. In the case of a Straddle Period, the portion of Taxes attributable to such Straddle Period that are allocated to the Pre-Closing Tax Period of such Straddle Period shall be determined as follows:

(i)    the amount of any Taxes based on or measured by income, gains, or receipts, or any Taxes other than Property Taxes, of the Acquired Entities attributable to the Pre-Closing Tax Period of such Straddle Period will be determined based on an interim closing of the close of business on the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) will be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period, and

(i)    the amount of any real property, personal property, ad valorem, or similar Taxes (“Property Taxes”) of the Acquired Entities attributable to the Pre-Closing Tax Period of such Straddle Period will be deemed to be the total amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, (A) the numerator of which is the number of days in the Straddle Period up to and including the Closing Date, and (B) the denominator of which is the total number of days in such Straddle Period.

(e)    Refunds. The amount or economic benefit of any refund (whether in cash or as a credit against or offset to any Tax) of any Tax of the Acquired Entities attributable to any Pre-Closing Tax Period received by the Buyer, any Acquired Entity, or any of their respective Affiliates, but only if and to the extent such refund of Taxes exceeds the amount, if any, taken into account in the final and binding Closing Working Capital, shall be for the account of the Seller. Any such amount (including any interest received thereon) shall be paid by the Buyer to the Seller for distribution to the Seller within five business days after any such refund is received, credited or applied as an offset, as the case may be.

(f)    Tax Cooperation. Each party shall (and shall cause its Affiliates) to provide the other parties with such assistance as may reasonably be requested by the other such party in connection with the preparation of any Tax Return of or with respect to an Acquired Entity or during the course of any audit, investigation, or other examination by a Tax authority or any judicial or administrative proceeding relating to Taxes of or attributable to an Acquired Entity. Such cooperation shall include the retention and (upon the request of another party) the provision of records and information that are reasonably relevant to any such Tax Returns or audit, examination, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer agrees (i) to retain, and, following the Closing, to cause the Acquired Entities to retain, all books and records with respect to Tax matters relating to the Acquired Entities for any Tax period (or portion thereof) beginning on or before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Seller, any extensions thereof) of the respective Tax period, and to abide by all record retention agreements entered into with any Governmental Authority, and (ii) to give the Seller reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if the Seller so requests, the Buyer or such Acquired Entity, as the case may be, shall allow the Seller to take possession of such books and records. Each party further agrees, upon reasonable request by another party, to use its commercially reasonable efforts to obtain any certificate or other document from any Tax authority or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed on the Seller, the Buyer or any Acquired Entity (including, but not limited to, with respect to the transactions contemplated hereby).

(g)    Tax Contests.

(i)    The Buyer agrees to give prompt written notice to the Seller if it or any Buyer Indemnitee receives any communication or notice with respect to any audit, review, examination, assessment, or any other administrative or judicial proceeding with the purpose or effect of re-determining Taxes of or with respect to an Acquired Entity (including any administrative or judicial review of any claim for refund) for which the Seller may be required to provide indemnification pursuant to this Agreement (a “Tax Contest”).

(ii)    The Seller shall have the right to control and defend the conduct of any Tax Contest covering any Tax period ending on or before the Closing Date (a “Pre-Closing Tax Contest”) with counsel (including, for the avoidance of doubt, accountants) of its choice; provided, that (A) the Seller shall keep the Buyer reasonably informed regarding the progress and substantive aspects of the Pre-Closing Tax Contest, (B) the Buyer may monitor and observe (and retain separate counsel at its sole cost and expense to monitor and observe) the defense of the Pre-Closing Tax Contest, including, to the extent the circumstances allow, having an opportunity to review any written materials prepared in connection with the Pre-Closing Tax Contest and the right to attend any conferences relating thereto, and (C) the Seller will not settle or consent to the entry of any order, ruling, decision, or other similar determination or finding with respect to such Pre-Closing Tax Contest without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed).

(iii)    The Buyer shall have the right to control and defend any Tax Contest covering any Straddle Period, any Tax Contest that is not a Pre-Closing Tax Contest, or any Pre-Closing Tax Contest for which the Seller has not assumed its right to control and defend such Pre-Closing Tax Contest as contemplated by Section 5.7(i)(ii) (an “Other Tax Contest”) with counsel (including, for the avoidance of doubt, accountants) of its choice; provided, that, with respect to any Tax items in the Other Tax Contest for which the resulting Tax liability the Seller would be required to provide indemnification pursuant to this Agreement, (A) the Buyer shall keep the Seller reasonably informed regarding the progress and substantive aspects of such Tax items in the Other Tax Contest, (B) the Seller may assume joint control and retain separate co-counsel at its sole cost and expense and participate in the defense of such Tax items in the Other Tax Contest, including having an opportunity to review and comment on any written materials prepared in connection with such Tax items in the Other Tax Contest and the right to attend and participate in any conferences relating thereto, and (C) the Buyer will not settle or consent to the entry of any order, ruling, decision, or other similar determination or finding with respect to such Tax items in the Other Tax Contest without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned, or delayed).

(h)    Transfer Taxes. Any and all transfer, sales, use, value added, excise, filing, recording, documentary, stamp, or other similar Taxes applicable to, imposed upon, or arising out of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be the responsibility of and borne 50% by the Seller and 50% by the Buyer. The Buyer shall at its own expense file, or cause to be filed, all necessary Tax Returns and other documentation with respect to any Transfer Taxes. Seller shall cooperate with the Buyer in the preparation of any necessary Tax Returns and other related documentation with respect to Transfer Taxes. Each party agrees to use its commercially reasonable efforts to mitigate, reduce, or eliminate any Transfer Taxes.

(i)    Tax Treatment; Allocation of Purchase Price. For the avoidance of doubt, the Parties intend that the Acquisition be treated as a purchase and sale of assets for U.S. federal income Tax purposes. Within 30 days following the final determination of the Final Purchase Price, the Buyer shall deliver to the Seller a schedule (the “Allocation Schedule”) allocating the Final Purchase Price (plus liabilities of the Acquired Entities and any other relevant items) among the assets of the

Acquired Entities for all purposes (including Tax and financial accounting). The Allocation Schedule shall be reasonable and shall be determined in good faith by the Buyer after reasonable consultation with the Seller, and shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. The Seller agrees that promptly after receiving the Allocation Schedule it shall return an executed copy thereof to the Buyer. The Buyer and Seller each agrees to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with the Allocation Schedule. The Buyer and Seller each agrees to provide the other promptly with any other information required to complete Form 8594. Any adjustments to the Purchase Price pursuant to this Agreement herein shall be allocated in a manner consistent with the Allocation Schedule.

Section 5.8    Further Assurances. From and after the Closing, if any further action is necessary to carry out the purposes of this Agreement, the Parties shall take such further action (including the execution and delivery of such further documents and instruments) as any Party may reasonably request, all at the sole expense of the requesting Party (except as otherwise expressly set forth in this Agreement).

Section 5.9    Retention of Books and Records. Buyer shall cause the Company to retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Company in existence at the Closing that are required to be retained under current retention policies for a period of not less than seven years from the Closing Date, and to make the same available after the Closing for inspection and copying by the Seller or its Representatives at the Seller’s expense, during regular business hours and upon reasonable request and upon reasonable advance notice, in connection with any tax reporting, investigation, audit, claim or assessment and any claims or inquiries from Governmental Authorities. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such seven-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may select. Notwithstanding the foregoing, neither Buyer nor any Acquired Entity shall be required to violate any obligation of confidentiality or Law to which Buyer or an Acquired Entity is subject or to waive any privilege which any of them may possess in discharging their obligations pursuant to this Section 5.9 (it being understood that Buyer shall cause the Company to take reasonable actions to eliminate any such impediments to providing such information). For a period of seven years after the Closing Date, Buyer and its Representatives shall make available for inspection and copying by the Buyer or its Representatives at Buyer’s expense, during regular business hours and upon reasonable request and upon reasonable advance notice all of the books and records relating to the Shares, the Acquired Entities or the Acquired Business which Seller or any of its Affiliates may retain after the Closing Date. If Seller shall desire to dispose of any of such books and records prior to the expiration of such seven-year period, Seller shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may select.

Section 5.10    Contact with Customers and Suppliers. Until the Closing Date, the Buyer shall not, and shall cause its Affiliates and direct its other Representatives not to, contact or communicate with the employees, customers, suppliers, distributors or licensors of the Acquired Entities, or any other Persons having a business relationship with the Acquired Entities, concerning the transactions contemplated hereby or any of the foregoing relationships without the prior written consent of the Seller.

Section 5.11    Prior Knowledge. An Indemnified Party’s right to indemnification under Article VIII based on the breach of any representation, warranty, covenant or agreement (or based on the failure of any representation or warranty to be true as of the date hereof or as of the Closing Date) shall not be limited, diminished or otherwise affected in any way as a result of the existence of such Indemnified Party’s or its Representatives’ knowledge of such breach or untruth, the threat of such breach or untruth or the circumstances giving rise to such breach or untruth as of the date hereof or as of the Closing Date, regardless of whether such knowledge exists as a result of the Indemnified Party’s investigation, as a result of disclosure by the Indemnifying Party (or any other Person) or otherwise.

Section 5.12    Employee Matters. The Buyer will cause the Company to continue to employ immediately after the Closing all of the then-current Company Employees (including such persons on disability or leave of absence, whether paid or unpaid); provided, however, that the foregoing does not give any person the right to be employed for any period or restrict in any way the right of the Company or the Buyer to thereafter terminate any person’s employment. Neither Seller nor Company nor any Representative or Affiliate of Seller or Company shall make any communication to any employee of any Acquired Entity regarding any employee benefit plan maintained by Buyer or any of its Affiliates or any compensation or benefits to be provided after the Closing Date without the prior written consent of Buyer.

Section 5.13 Transition Services. At the Closing, (i) the Seller and Buyer will enter into a transition services agreement in the form attached hereto as Exhibit D (the “Transition Services Agreement”) and (ii) except as contemplated by the Transition Services Agreement, all data processing, accounting, insurance, banking, personnel, legal, tax, communications, information technology, human resources, health, safety and environment and corporate and other products and services provided to the Acquired Business by the Seller or any of its Affiliates, including any agreements or understandings (written or oral) with respect thereto, will terminate.

Section 5.14    Supply Agreements. At the Closing, the Company will enter into (a) a supply agreement with Flotek Chemistry, LLC in the form attached hereto as Exhibit B (the “Terpene Supply Agreement”) and (b) a supply agreement with Flotek Chemistry, LLC in form attached hereto as Exhibit C (the “Citrusburst Supply Agreement”).

Section 5.15    Exclusive Dealing. Seller and the Company shall immediately cease and cause to be terminated any existing discussions by Seller, the Company or any of their Affiliates or Representatives with any Person (other than Buyer) concerning any proposal relating to any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction involving Acquired Entities or any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of all or any portion of the Acquired Business or assets or properties of the Acquired Entities (other than sales of inventory or unusable or obsolete property in the Ordinary Course of Business) (an “Acquisition Proposal”). At all times prior to Closing, Seller and Company shall not, and shall cause their respective Representatives and Affiliates to not, directly or indirectly, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would, or would reasonably be expected to, lead to an Acquisition Proposal; (ii) provide any information regarding Company or the Business to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would, or would reasonably be expected to, lead to an Acquisition Proposal; (iii) engage in any discussions or negotiations with any Person with respect to an Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to an Acquisition Proposal. Without limiting the generality of the foregoing, any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any Representative or Affiliate of Company or Seller, whether or not such Representative or Affiliate is purporting to act on behalf of Seller or the Company shall constitute a breach of this Section 5.15 by Seller. At all times prior to Closing, Seller shall, within 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information regarding the Acquired Entities or the Acquired Business) advise Buyer in reasonable detail orally and in writing of the same (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof).

Section 5.16    Release. Effective as of Closing: (i) the Seller shall be deemed to have released all obligations owed to it or its Affiliates by the Acquired Entities, and (ii) the Acquired Entities shall be deemed to have released all obligations owed to them by the Seller or its Affiliates.

ARTICLE VI

CONDITIONS TO OBLIGATIONS TO CLOSE

Section 6.1    Conditions to Obligation of Each Party to Close. The respective obligations of each Party to consummate the Acquisition and to take the other actions required by this Agreement at the Closing shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Closing Date of the following conditions:

(a)    Regulatory Approvals. The waiting period and any extensions thereof applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or terminated or early termination or approval shall have been granted;

(b)    No Injunctions. There shall not be in effect any temporary restraining order or preliminary or final non-appealable order by a Governmental Authority of competent jurisdiction restraining, enjoining, having the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of the Acquisition; and

(c)    No Illegality. No Law shall have been enacted, entered, promulgated, issued, adopted, decreed or otherwise implemented and remain in effect that prohibits or makes illegal consummation of the Acquisition and no Proceeding shall be pending or, to the knowledge of Seller or Buyer, threatened by a Governmental Authority (i) challenging, questioning the validity of or seeking to enjoin, prevent, restrain or delay the consummation of the Acquisition; (ii) relating to the Acquisition and seeking to obtain from Buyer, any Acquired Entity or Seller (or any of their respective Affiliates ), any damages or other relief that may be material to Company or Buyer; (iii) seeking to prohibit or limit in any material respect Buyer’s ability to vote, receive any Distribution with respect to or otherwise exercise ownership rights with respect to the Shares; or (iv) which, if unfavorably adjudicated, would, or would reasonably be expected to, materially and adversely affect the right of Buyer or the Acquired Entities or any of their respective Affiliates to own the assets or operate the Acquired Business as currently operated or as proposed to be operated.

Section 6.2    Conditions to the Buyer’s Obligation to Close. The obligations of the Buyer to consummate the Acquisition and to take the other actions required by this Agreement at the Closing shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. (i) Each of the representations and warranties of the Seller contained in Article II and of the Company in Article III (other than the Seller Fundamental Representations, the Company Fundamental Representations and the representations and warranties of the Company contained in Section 3.16(i)) shall be true and correct in all respects (it being understood that, for purposes of determining satisfaction of this Section 6.2(a), all “materiality,” “material” and “Seller Material Adverse Effect” (which instead shall be read as any adverse effect or change) qualifications contained in such representations and warranties shall be disregarded) as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties that are expressly made as of a specific date or period, which shall be true and correct as of such specific date or period), except in each case for failures to be so true and correct that would not result in a Seller Material Adverse Effect; and (ii) the Seller Fundamental Representations, the Company Fundamental Representations and the representations and warranties of the Company contained in Section 3.16(i) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties that are expressly made as of a specific date or period, which shall be true and correct as of such specific date or period);

(b)    Covenants and Agreements. The Seller and the Company shall have performed and complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by them at or prior to Closing; and

(c)    No Material Adverse Effect. Since date of this Agreement, no Seller Material Adverse Effect shall have occurred.

(d)    Certificates. The Buyer shall have received certificates, dated as of the Closing Date and signed on behalf of the Seller by an officer of the Seller and on behalf of the Company by a director of the Company, as applicable, stating that the conditions specified in Section 6.2(a) and Section 6.2(b) with respect to the Seller and the Company, respectively, have been satisfied.

Section 6.3    Conditions to the Seller’s Obligation to Close. The obligations of the Seller to consummate the Acquisition and to take the other actions required by this Agreement at the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. (i) Each of the representations and warranties of the Buyer contained in Article IV (other than the Buyer Fundamental Representations) shall be true and correct in all respects (it being understood that, for purposes of determining satisfaction of this Section 6.3(a), all “materiality,” “material” and “Buyer Material Adverse Effect” (which instead shall be read as any adverse effect or change) qualifications contained in such representations and warranties shall be disregarded) as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties that are expressly made as of a specific date or period, which shall be true and correct as of such specific date or period), except in each case for failures to be so true and correct that would not result in a Buyer Material Adverse Effect; and (ii) the Buyer Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties that are expressly made as of a specific date or period, which shall be true and correct as of such specific date or period);

(b)    Covenants and Agreements. The Buyer shall have performed and complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by it at or prior to Closing; and

(c)    Officer’s Certificate. The Seller shall have received a certificate, dated as of the Closing Date and signed on behalf of the Buyer by an officer of the Buyer, stating that the conditions specified in Section 6.3(a) and Section 6.3(b) have been satisfied.

Section 6.4    Frustration of Closing Conditions. Neither the Seller nor the Buyer may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3 to be satisfied, as the case may be, if such failure was caused by such Party’s failure to perform any covenant or obligation required by this Agreement to be performed or complied with by it at or prior to Closing.

ARTICLE VII

TERMINATION

Section 7.1    Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing only:

(a)    by mutual written consent of the Seller and the Buyer;

(b)    by either the Seller or the Buyer, if:

(i)    the Closing shall not have occurred on or before March 31, 2019 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.1(b)(i)(i) shall not be available to a Party (or its respective Affiliates) if the failure of such Party or its respective Affiliates to perform any of its or their obligations under this Agreement has caused, or resulted in, the failure of the transactions contemplated by this Agreement to be consummated on or before such date; or

(ii)    any order issued, or Law enacted, entered or promulgated, by a Governmental Authority permanently restrains, enjoins or prohibits or makes illegal the consummation of the Acquisition in a manner that would give rise to the failure of a condition set forth in Section 6.1(b) or Section 6.1(c), and such order becomes effective, final and nonappealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used complied in all material respects with its covenants and agreements contained in Section 5.4;

(c)    by the Seller if the Buyer shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) if continuing on the Closing Date and (ii) has not been cured and cannot reasonably be cured prior to the Outside Date; provided, however, that the Seller shall not have the right to terminate this Agreement pursuant to this paragraph (c) if the Seller or the Company is then in breach of any representation, warranty, covenant or other agreement contained in this Agreement if such breach would give rise to the failure of a condition set forth in Section 6.2 if continuing on the Closing Date;

(d)    by the Buyer if the Seller or the Company shall have breached any of their respective representations, warranties, covenants or agreements contained in this Agreement, and such breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) if continuing on the Closing Date and (ii) has not been cured and cannot reasonably be cured prior to the Outside Date; provided, however, that the Buyer shall not have the right to terminate this Agreement pursuant to this paragraph (d) if it is then in breach of any representation, warranty, covenant or agreement contained in this Agreement if such breach would give rise to the failure of a condition set forth in Section 6.3 if continuing on the Closing Date; or

(e)    by the Buyer in accordance with the terms and conditions set forth in Section 5.6.

Section 7.2    Procedure for Termination. In the event of termination of this Agreement pursuant to Section 7.1, written notice thereof shall immediately be given by the Seller, or the Buyer to the other, as applicable, and, except as provided in this Section 7.2, this Agreement shall forthwith terminate and shall become null and void and of no further effect, and the transactions contemplated by this Agreement shall be abandoned without further action by the Seller, the Company or the Buyer. If this Agreement is terminated under Section 7.1:

(a)    each Party shall treat all documents, work papers and other materials of the other Party relating to the transactions contemplated by this Agreement, whether obtained before or after the execution of this Agreement, in accordance with the obligations set forth in the Confidentiality Agreement;

(b)    all filings, applications and other submissions made pursuant hereto shall, at the discretion of the Seller, and to the extent practicable, be withdrawn from the agency or other person to which made; and

(c)    there shall be no liability or obligation under this Agreement on the part of the Seller, the Company or the Buyer or any of their Affiliates or any of their respective Representatives, except (i) that nothing in this Section 7.2 shall relieve any Party from liability for intentional fraud, a willful breach hereof or willful failure to perform its obligations hereunder and (ii) the provisions of Section 5.1(b), this Section 7.2 and Article IX shall survive any such termination. For the avoidance of doubt, and without limiting the foregoing, any failure of the Buyer or the Seller to close the Acquisition following the satisfaction or waiver of such Parties’ conditions to closing set forth in Article VI shall be considered a willful breach by the applicable Parties of such Parties’ covenants hereunder.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION;

LIMITATIONS ON INDEMNIFICATION AND CLAIMS

Section 8.1    Survival.

(a)    The representations and warranties of each of the Seller, the Company and the Buyer contained in this Agreement shall survive the Closing Date until 5:00 p.m. Houston, Texas time on the date that is fifteen months following the Closing Date (the “Cut-Off Date”), except that (i) the Seller Fundamental Representations, the Company Fundamental Representations and the Buyer Fundamental Representations shall survive the Closing Date until 5:00 p.m. Houston, Texas time on the date that is seven years following the Closing Date and (ii) the representations and warranties of the Company set forth in Section 3.16 shall survive the Closing Date until 5:00 p.m., Houston, Texas time, on the date that is 30 days following the expiration of all applicable statutes of limitations with respect to the subject matter thereof, whereupon in each case such representations and warranties will terminate and expire (such applicable period referred to above, the “Survival Period”). The Parties intend to shorten the statute of limitations, where applicable, by specifying the survival periods in this Agreement. This Section 8.1 shall not limit any covenant or agreement in this Agreement which contemplates performance after the Closing; provided that the covenants in Section 5.7 shall survive only until 30 days following the expiration of the applicable statute of limitations with respect to Taxes to which such covenant applies, whereupon such covenant will terminate and expire.

(b)    Following the expiration of the applicable Survival Period, no Claim will or may be made or prosecuted through a Proceeding or otherwise, and no indemnification will or may be sought under this Article VIII, by any Person who would have been entitled to Damages under this Agreement or to indemnification under this Article VIII on the basis of that representation and warranty prior to its termination and expiration, unless the Party seeking indemnification hereunder delivers a valid Claim Notice to the other Party or Parties, as applicable, prior to the expiration of the applicable Survival Period.

Section 8.2    Indemnification of the Buyer Indemnitees. Subject to the applicable provisions of this Article VIII, from and after the Closing, Seller shall indemnify and hold harmless each Buyer Indemnitee against all Third-Party Claims and all Damages that arise from, are based on or relate or otherwise are attributable to, without duplication (each such Third-Party Claim or Damage referred to in clauses (a) through (e) below being a “Buyer Indemnified Loss”):

(a)    any breach or inaccuracy of any representations and warranties of Seller set forth in Article II;

(b)    any breach or nonfulfillment of any covenant or agreement on the part of Seller under this Agreement;

(c)    any breach or inaccuracy of any representations and warranties of the Company set forth in Article III;

(d)    any breach or nonfulfillment of any covenant or agreement on the part of the Company under this Agreement to the extent of performance prior to the Closing;

(e)    any and all Taxes imposed on the Acquired Entities for any Pre-Closing Tax Period (as determined in accordance with Section 5.7(d) for Straddle Periods); provided, however, (i) only if and to the extent that such Taxes are not taken into account in the final and binding Closing Working Capital, Closing Indebtedness, or Transaction Expenses, and (ii) the Buyer Indemnitees shall not be indemnified and held harmless from and against any Damages incurred as a result of or relating to any Taxes arising from transactions occurring on the Closing Date after the Closing outside the ordinary course of business; and

(f)    any Fraud.

THE INDEMNIFICATION PROVISIONS IN THIS SECTION 8.2 ARE EXPRESSLY INTENDED TO APPLY NOTWITHSTANDING THE NEGLIGENCE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR STRICT LIABILITY OR ILLEGAL CONDUCT ON THE PART OF THE BUYER INDEMNITEES OR WHETHER DAMAGES ARE ASSERTED IN CONTRACT, QUASI-CONTRACT, BREACH OF REPRESENTATION AND WARRANTY (EXPRESS OR IMPLIED), PERSONAL INJURY OR OTHER TORT, UNDER LAW OR OTHERWISE.

Section 8.3    Indemnification of the Seller Indemnitees. Subject to the applicable provisions of this Article VIII, from and after the Closing, the Buyer will indemnify and hold harmless each Seller Indemnitee against all Third-Party Claims and all Damages that arise from, are based on or relate or otherwise are attributable to, without duplication: (a) any breach by the Buyer of, or inaccuracy in, its representations and warranties set forth in Article IV; (b) any breach or nonfulfillment of any covenant or agreement on the part of the Buyer and, from and after the Closing, the Company under this Agreement, or (c) any Taxes of the Acquired Entities which are not subject to indemnification pursuant to Section 8.2(e) (each such Third-Party Claim or Damage referred to in this sentence being a “Seller Indemnified Loss”). THE INDEMNIFICATION PROVISIONS IN THIS SECTION 8.3 ARE EXPRESSLY INTENDED TO APPLY NOTWITHSTANDING THE NEGLIGENCE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR STRICT LIABILITY OR ILLEGAL CONDUCT ON THE PART OF THE SELLER INDEMNITEES OR WHETHER DAMAGES ARE ASSERTED IN CONTRACT, QUASI-CONTRACT, BREACH OF REPRESENTATION AND WARRANTY (EXPRESS OR IMPLIED), PERSONAL INJURY OR OTHER TORT, UNDER LAW OR OTHERWISE.

Section 8.4    Conditions of Indemnification.

(a)    All Claims for indemnification under Section 8.2 or Section 8.3 shall be asserted and resolved as this Section 8.4 provides.

(b)    In the event a Party (an “Indemnified Party”) (i) believes in good faith that it has suffered or incurred Damages or (ii) learns of or receives notice of any commencement of any Proceeding, the written assertion of any Third-Party Claim or the imposition of any penalty, assessment or judgment, in each case for which indemnity may be sought pursuant to Section 8.2 or Section 8.3, and such Party intends to seek indemnity from another Party (the “Indemnifying Party”) pursuant to Section 8.2 or Section 8.3, such Indemnified Party shall provide the Indemnifying Party (or, if the Indemnifying Party is a Seller, the Seller) with written notice (a “Claim Notice”), which, in the case of a Claim Notice involving a Proceeding, Third-Party Claim, penalty, assessment or judgment shall be delivered reasonably promptly after the Indemnified Party receives written notice of such Proceeding, Third-Party Claim, penalty, assessment or judgment; provided, however, that any Claim Notice must be received by the Indemnifying Party (or, if the Indemnifying Party is a Seller, the Seller) prior to the expiration of the applicable Survival Period. Each Claim Notice shall describe, with as much detail as is reasonably practicable, the basis of the Claim, a copy of all papers served with respect to that Claim (if any) and all other material written evidence thereof, an estimate of the amount of damages attributable to that Claim to the extent feasible (which estimate will not be conclusive of the final amount of that Claim) and the basis for the Indemnified Party’s request for indemnification under this Agreement. The failure to promptly deliver a Claim Notice will not relieve the Indemnifying Party of its obligations to the Indemnified Party with respect to the related Third-Party Claim (i) unless the Indemnified Party fails to deliver a valid Claim Notice prior to expiration of the applicable Survival Period or (ii) unless and only to the extent that the Indemnifying Party is materially prejudiced thereby.

(c)    Upon receipt of a Claim Notice from an Indemnified Party with respect to a Third-Party Claim, the Indemnifying Party may elect to assume and control the defense of any such Third-Party Claim or any Proceeding resulting therefrom. After notice from the Indemnifying Party to the Indemnified Person of its election to assume and control the defense of a Third-Party Claim or any Proceeding resulting therefrom, the Indemnifying Party shall not, so long as the Indemnifying Party diligently conducts such defense, be liable to the Indemnified Party under this Article VIII for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third-Party Claim, except as otherwise provided by this Section 8.4(c). In the event that an Indemnifying Party assumes the defense of a Third-Party Claim, then the Indemnifying Party will have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party, and the Indemnified Party will furnish the Indemnifying Party with all information in its possession, custody or control with respect to such Third-Party Claim and otherwise reasonably cooperate with the Indemnifying Party in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of such Third-Party Claim, including by providing the party with all reasonably requested information and reasonable access to employees and officers (including as witnesses) and the right to inspect and copy documents and records or other information; provided, however, the Indemnifying Party will not consent to any judgment or enter into any settlement with respect to any Third-Party Claim that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a full and unconditional release from all liability in respect of such claim or litigation. Neither the Indemnifying Party nor the Indemnified Party shall settle, compromise or make any other disposition of any Third-Party Claim which would or might result in any liability to the Indemnified Party or the Indemnifying Party, respectively, under this Article VIII without the written consent of such other Party (which shall not be unreasonably withheld, delayed or conditioned) unless the sole relief provided is monetary damages that are paid in full by the Party agreeing to such settlement, compromise or disposition. The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim the Indemnifying Party controls under this Section 8.4(c) and will bear its own costs and expenses with respect to that participation; provided, however, that if the Indemnified Party has been advised in writing by counsel that there is a conflict of interest which renders it inadvisable for one firm to represent the Indemnified Party and the Indemnifying Party, then the Indemnified Party may employ separate counsel at the reasonable expense of the Indemnifying Party (provided, that such counsel is limited to one separate firm of attorneys, in addition to one local counsel firm), and, on its written notification of that employment, the Indemnifying Party will not have the right to assume or continue the defense of that action on behalf of the Indemnified Party. The provisions of this Section 8.4(c) shall not apply to Tax Contests, which shall be governed by the provisions of Section 5.7(g).

(d)    Notwithstanding Section 8.4(c), if (i) the Indemnifying Party elects not to defend the Indemnified Party under this Article VIII, (ii) the Indemnifying Party fails to promptly notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party under Section 8.4(c), (iii) the Indemnifying Party does not continue to diligently pursue the defense of the Third-Party Claim following notice of election to defend, (iv) a Buyer Indemnitee is the Indemnified Party and the anticipated Buyer Indemnified Losses in respect of such Third-Party Claim would, or would reasonably be expected to, exceed the then-remaining balance of the Indemnity Escrow Funds (reduced by the aggregate amount of all Reserved Amounts), (v) the Third-Party Claim seeks injunctive or other nonmonetary relief against the Indemnified Party, (vi) the Third-Party Claim involves a material customer or supplier of the Indemnified Party or (vii) the Third-Party Claim

relates to or arises in connection with any criminal proceeding, indictment, allegation, investigation or other Proceeding, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third-Party Claim by such actions as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to such Third-Party Claim; provided, however, the Indemnified Party will not enter into any settlement with respect to any Third-Party Claim that would result in payment of an amount for which the Indemnifying Party would be liable under this Article VIII without the prior consent of that Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned). If the Indemnified Party is, directly or indirectly, conducting the defense against any Third-Party Claim, then the Indemnifying Party will cooperate in all reasonable respects with the conduct of such defense by the Indemnified Party. The Indemnifying Party may participate in, but not control, any defense or settlement the Indemnified Party controls under this Section 8.4(d), and the Indemnifying Party will bear its own costs and expenses with respect to that participation. The provisions of this Section 8.4(d) shall not apply to Tax Contests, which shall be governed by the provisions of Section 5.7(g).

Section 8.5    Payments by an Indemnifying Party. Payments of all amounts owing by an Indemnifying Party under this Article VIII relating to a Third-Party Claim will be made within 30 days after the latest of (a) the settlement of that Third-Party Claim, (b) the expiration of the period for appeal of a final adjudication of that Third-Party Claim or (c) the expiration of the period for appeal of a final adjudication of the Indemnifying Party’s liability to the Indemnified Party under this Agreement in respect of that Third-Party Claim.

Section 8.6    Procedures for Direct Claims.

(a)    The Indemnifying Party shall have 30 days after its receipt of a Claim Notice with respect to a claim for indemnification against the Buyer or the Seller, respectively, hereunder that are not based upon Third-Party Claims (such Claims, “Direct Claims”) to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such Direct Claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(b)    Payments of all amounts owing by a Party pursuant to Section 8.6(a) will be made within 30 days after the settlement, agreement or expiration of the period for appeal of a final adjudication of such Party’s liability with respect to such amount under this Agreement.

Section 8.7    Certain Limitations on Indemnification for Third-Party Claims and Direct Claims.

(a) No indemnification shall be made by the Seller pursuant to Section 8.2(a) or Section 8.2(c) (i) unless such individual Buyer Indemnified Loss or series of related Buyer Indemnified Losses exceeds the Threshold Amount, and (ii) unless and until the aggregate amount of Buyer Indemnified Losses exceeding the Threshold Amount that would otherwise be subject to indemnification exceeds the Deductible, and, in such event, indemnification shall only be made by the Seller to the extent that the Buyer Indemnified Losses exceed the Deductible. The maximum amount that the Seller shall be required to pay pursuant to Section 8.2(a) and Section 8.2(c) in respect of all Buyer Indemnified Losses shall not exceed the Damages Cap, after which point the Seller shall have no obligation to indemnify the Buyer Indemnitees from and against further Buyer Indemnified

Losses pursuant to Section 8.2(a) and Section 8.2(c). The Seller’s obligation to indemnify the Buyer under Section 8.2(b), Section 8.2(d), Section 8.2(e) or Section 9.13 shall not be subject to any of the limitations in this Section 8.7.

(b)    No indemnification shall be made by the Buyer pursuant to Section 8.3(a) (i) unless such Seller Indemnified Loss or series of Seller Indemnified Losses exceeds the Threshold Amount, and (ii) unless and until the aggregate amount of Seller Indemnified Losses exceeding the Threshold Amount that would be subject to indemnification exceeds the Deductible, and, in such event, indemnification shall only be made by the Buyer to the extent that the Seller Indemnified Losses exceed the Deductible. The maximum amount that the Buyer shall be required to pay pursuant to Section 8.3(a) in respect of all Seller Indemnified Losses shall not exceed the Damages Cap, after which point the Buyer shall have no obligation to indemnify the Seller Indemnitees from and against further Seller Indemnified Losses. The Buyer’s obligations to pay the Seller the Purchase Price and the Buyer’s obligations to indemnify the Seller under Section 8.3(b) or Section 9.13 shall not be subject to any of the limitations in this Section 8.7.

(c)    The limitations set forth in Section 8.7(a) and Section 8.7(b) shall not apply to Buyer Indemnified Losses or Seller Indemnified Losses, respectively, based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Seller Fundamental Representation, Company Fundamental Representation or Buyer Fundamental Representation.

(d)    The amount of any Buyer Indemnified Losses shall be reduced by (i) any amount actually received by a Buyer Indemnitee with respect thereto under any insurance coverage (other than self-insurance or insurance coverage provided by any captive insurance company that is an Affiliate of a Buyer Indemnitee) or from any other party alleged to be responsible therefor and (ii) the amount of any Tax Benefit actually realized by the Buyer Indemnitee relating thereto. Any Indemnified Party having a claim under Article VIII shall use commercially reasonable efforts (provided that no Indemnified Party shall be obligated to threaten or bring any Proceeding) to recover any Damages from insurers of such Indemnified Party or its Affiliates under applicable insurance policies, in each case as to reduce the amount of any indemnifiable Damages hereunder. If such a recovery or benefit is received or enjoyed by an Indemnified Party after it receives payment or other credit under this Agreement with respect to any Damages, then a refund equal in aggregate amount of such recovery, reduction or setoff (net of reasonable expenses and Tax or other costs incurred in obtaining such recovery or benefit) will be made promptly to such Indemnifying Party. For purposes of this Section 8.7(d), a “Tax Benefit” shall mean a reduction in the Buyer Indemnitee’s Taxes (calculated net of any Tax detriment resulting from the receipt of any indemnification payment, including the present value of any Tax detriment resulting from the loss of any depreciation and amortization deductions over time, calculated using a discount rate of 3.5%) arising out of any Damages that create a Tax deduction, credit or other Tax benefit. In computing the amount of any such Tax Benefit, the Buyer Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any Buyer Indemnified Losses.

(e)    The amount of any Seller Indemnified Losses shall be reduced by (i) any amount actually received by a Seller Indemnitee with respect thereto under any insurance coverage (other than self-insurance or insurance coverage provided by any captive insurance company that is an Affiliate of a Seller Indemnitee) or from any other party alleged to be responsible therefor and (ii) the amount of any Tax Benefit actually realized by the Seller Indemnitee relating thereto. Any Indemnified Party having a claim under Article VIII shall use commercially reasonable efforts

(provided that no Indemnified Party shall be obligated to threaten or bring any Proceeding) to recover any Damages from insurers of such Indemnified Party or its Affiliates under applicable insurance policies, in each case as to reduce the amount of any indemnifiable Damages hereunder. If such a recovery or benefit is received or enjoyed by an Indemnified Party after it receives payment or other credit under this Agreement with respect to any Damages, then a refund equal in aggregate amount of such recovery, reduction or setoff (net of reasonable expenses and Tax or other costs incurred in obtaining such recovery or benefit) will be made promptly to such Indemnifying Party. For purposes of this Section 8.7(e), a “Tax Benefit” shall mean a reduction in the Seller Indemnitee’s Taxes (calculated net of any Tax detriment resulting from the receipt of any indemnification payment, including the present value of any Tax detriment resulting from the loss of any depreciation and amortization deductions over time, calculated using a discount rate of 3.5%) arising out of any Damages that create a Tax deduction, credit or other Tax benefit. In computing the amount of any such Tax Benefit, the Seller Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any Seller Indemnified Losses.

(f)    For the avoidance of doubt, the Buyer Indemnitees shall not be entitled to any indemnification under this Article VIII if any Tax attributes of the Company or any other Acquired Entity (including net operating loss carryovers, capital loss carryovers, adjusted basis, or credits) are not available to the Company or any other Acquired Entity or any other Person for any Tax period (or portion thereof) beginning after the Closing Date.

Section 8.8    No Special Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE UNDER THIS ARTICLE VIII FOR EXEMPLARY, SPECIAL, PUNITIVE OR SIMILAR DAMAGES, EXCEPT TO THE EXTENT ANY INDEMNIFIED PARTY SUFFERS SUCH DAMAGES TO AN UNAFFILIATED THIRD PARTY IN CONNECTION WITH A FINALLY ADJUDICATED THIRD-PARTY CLAIM, IN WHICH CASE SUCH DAMAGES SHALL BE RECOVERABLE (TO THE EXTENT RECOVERABLE UNDER THIS ARTICLE VIII) WITHOUT GIVING EFFECT TO THIS SECTION 8.8.

Section 8.9    Escrow.

(a)    In the event any Buyer Indemnitee is entitled to indemnification for Buyer Indemnified Losses under Section 8.2(a) or Section 8.2(c), such Buyer Indemnitee shall seek payment first out of the Indemnity Escrow Funds, and such Buyer Indemnitee shall be entitled to seek payment directly from the Seller for such Buyer Indemnified Losses only if the Indemnity Escrow Funds are reduced to zero, subject in all cases to the terms, conditions and limitations of this Article VIII and the Escrow Agreement. Any Claim Notice delivered by a Buyer Indemnitee to the Seller in respect of indemnification under this Agreement which may involve payment out of the Indemnity Escrow Funds shall include, in addition to any other information required by this Article VIII, the Buyer Indemnitee’s good faith estimate to the extent feasible (which estimate will not be conclusive of the final amount of that Claim) of the amount of Indemnity Escrow Funds that should be reserved in respect of such Buyer Indemnified Losses (the “Reserved Amount”).

(b)    Upon final resolution of any Claim pursuant to this Article VIII where a Buyer Indemnitee seeks payment out of the Indemnity Escrow Funds, the Seller and the Buyer shall jointly instruct the Escrow Agent under the Escrow Agreement to pay to the Buyer Indemnitee the lesser of (i) the amount of the Buyer Indemnified Losses in respect of such Claim and (ii) the balance of the Indemnity Escrow Funds.

(c)    On the date that is six months following the Closing Date (the “First Escrow Release Date”), the Escrow Agent under the Escrow Agreement shall, and the Seller and the Buyer shall jointly instruct the Escrow Agent to, pay to the Seller an amount equal to $3,281,250 less the sum of (i) the aggregate amount paid to the Buyer Indemnities in respect of Claims prior to the First Release Date, if any, and (ii) the aggregate Reserved Amount as of the First Escrow Release Date in respect of all unresolved Claims for indemnification properly made by the Buyer Indemnitees prior to the First Escrow Release Date, if any (provided that in the event the sum of (i) and (ii) is equal to or greater than $3,281,250, no funds shall be paid to the Seller on the First Escrow Release Date).

(d)    On the date that is twelve months following the Closing Date (the “Second Escrow Release Date”), the Escrow Agent under the Escrow Agreement shall, and the Seller and the Buyer shall jointly instruct the Escrow Agent to, pay to the Seller an amount equal to $6,562,500 less the sum of (i) the amount paid to the Seller on the First Escrow Release Date, (ii) the aggregate amount paid to the Buyer Indemnities in respect of Claims prior to the Second Release Date, if any, and (iii) the aggregate Reserved Amount as of the Second Escrow Release Date in respect of all unresolved Claims for indemnification properly made by the Buyer Indemnitees prior to the Second Escrow Release Date, if any (provided that in the event the sum of (i), (ii) and (iii) is equal to or greater than $6,562,500, no funds shall be paid to the Seller on the Second Escrow Release Date).

(e)    On the Cut-Off Date, the Escrow Agent under the Escrow Agreement shall, and the Seller and the Buyer shall jointly instruct the Escrow Agent to, pay to the Seller, the excess of the balance then on deposit pursuant to the Escrow Agreement over the aggregate Reserved Amount in respect of all unresolved Claims for indemnification properly made by the Buyer Indemnitees prior to the Cut-Off Date, if any.

(f)    Following the Cut-Off Date, from time to time, upon resolution of any Claim for indemnification made by the Buyer Indemnitees and the appropriate amount, if any, from the Indemnity Escrow Funds having been paid to the Buyer Indemnitees in respect of such Claims, the Seller and the Buyer shall jointly instruct the Escrow Agent to release to the Seller, the excess of the balance then on deposit pursuant to the Escrow Agreement over the aggregate Reserved Amount in respect of all remaining unresolved Claims for indemnification properly made by the Buyer Indemnitees prior to the Cut-Off Date, if any.

Section 8.10    Sole and Exclusive Remedy.

(a)    FROM AND AFTER THE CLOSING, EXCEPT WITH RESPECT TO INJUNCTIVE AND PROVISIONAL RELIEF (INCLUDING SPECIFIC PERFORMANCE, INCLUDING BUYER’S ABILITY TO SEEK RELIEF PURSUANT TO SECTION 9.15 WITH RESPECT TO SELLER’S BREACH OR THREATENED BREACH OF ITS COVENANTS AND AGREEMENTS IN SECTION 5.5), THE SOLE AND EXCLUSIVE REMEDY OF ANY PARTY TO THIS AGREEMENT AND ITS AFFILIATES WITH RESPECT TO THIS AGREEMENT, THE EVENTS GIVING RISE TO THIS AGREEMENT AND THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND CLAIMS WITH RESPECT TO THE COMPANY AND THEIR OPERATIONS SHALL BE LIMITED TO THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS ARTICLE VIII, AND, IN FURTHERANCE OF THE FOREGOING, EACH OF THE PARTIES, ON BEHALF OF ITSELF AND OF ITS AFFILIATES, HEREBY WAIVES, RELEASES AND DISCHARGES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE OTHER PARTIES TO THIS AGREEMENT AND THEIR RESPECTIVE AFFILIATES FROM ANY AND ALL BUYER INDEMNIFIED LOSSES OR SELLER INDEMNIFIED LOSSES, AS THE CASE MAY BE, OF ANY KIND (WHETHER AT LAW OR IN EQUITY OR OTHERWISE, FORESEEN OR UNFORESEEN, MATURED OR UNMATURED, KNOWN OR UNKNOWN, ACCRUED OR NOT ACCRUED OR

BASED ON ANY LAW OR RIGHT OF ACTION OR OTHERWISE) EXCEPT AS PROVIDED IN THIS AGREEMENT NOTWITHSTANDING THE STRICT LIABILITY, GROSS NEGLIGENCE OR NEGLIGENCE OF A RELEASED PARTY (WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE).

(b)    The Parties intend that, even though indemnification obligations appear in various sections and articles of this Agreement, the indemnification procedures, limitations, express negligence and other provisions contained in this Article VIII shall apply to all indemnity obligations of the Parties under this Agreement, except to the extent expressly excluded or otherwise expressly contemplated in this Article VIII.

(c)    Notwithstanding anything in this Agreement to the contrary, the sole and exclusive rights and remedies of the Parties with respect to the determination of the Purchase Price are set forth in Section 1.2 and Section 1.4.

(d)    In no event shall the aggregate liability of the Seller with respect to Damages relating to the transactions which are the subject of this Agreement exceed the Purchase Price.

Section 8.11    Buyer’s Investigation; Disclaimer of Representations and Warranties. THE BUYER HAS CONDUCTED ITS OWN INDEPENDENT REVIEW AND ANALYSIS OF THE COMPANY, INCLUDING THE OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION, SOFTWARE, TECHNOLOGY AND PROSPECTS OF THE COMPANY, AND ACKNOWLEDGES THAT THE BUYER HAS BEEN PROVIDED ACCESS TO THE PERSONNEL, PROPERTIES, PREMISES AND RECORDS OF THE COMPANY FOR SUCH PURPOSE. IN ENTERING INTO THIS AGREEMENT, THE BUYER HAS RELIED SOLELY UPON ITS OWN INVESTIGATION AND ANALYSIS AND ON THE REPRESENTATIONS AND WARRANTIES AS SET FORTH IN ARTICLE II AND ARTICLE III, AND THE BUYER: (A) ACKNOWLEDGES THAT NEITHER THE SELLER, THE COMPANY NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO THE BUYER OR ITS REPRESENTATIVES (INCLUDING ANY INFORMATION PROVIDED OR MADE AVAILABLE TO THE BUYER IN ANY “DATA ROOM”); AND (B) AGREES, TO THE FULLEST EXTENT PERMITTED BY LAW THAT NEITHER THE SELLER, THE COMPANY NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES SHALL HAVE ANY LIABILITY OR RESPONSIBILITY WHATSOEVER TO THE BUYER OR ITS REPRESENTATIVES ON ANY BASIS (INCLUDING IN CONTRACT, QUASI-CONTRACT, BREACH OF REPRESENTATION AND WARRANTY (EXPRESS OR IMPLIED), PERSONAL INJURY, OR OTHER TORT, UNDER LAW OR OTHERWISE) BASED UPON ANY INFORMATION PROVIDED OR MADE AVAILABLE, OR STATEMENTS MADE, TO THE BUYER OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR OTHER REPRESENTATIVES (OR ANY OMISSIONS THEREFROM), INCLUDING IN RESPECT OF THE SPECIFIC REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANY SET FORTH IN THIS AGREEMENT, EXCEPT THAT THE FOREGOING LIMITATIONS SHALL NOT APPLY TO THE EXTENT THE SELLER AND THE COMPANY MAKE THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE II AND ARTICLE III, BUT ALWAYS SUBJECT TO THE LIMITATIONS AND RESTRICTIONS CONTAINED HEREIN. THE BUYER HAS RELIED ON NO REPRESENTATION OR WARRANTY OTHER THAN AS DESCRIBED IN THE PRECEDING SENTENCE. EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE II AND ARTICLE III, (1) NEITHER THE SELLER NOR THE COMPANY MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF OR OTHERWISE IN ANY WAY RELATING TO THEMSELVES, THE COMPANY OR THEIR LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO VALUE, CONDITION (INCLUDING ENVIRONMENTAL CONDITION) OR PERFORMANCE OR MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR ANY PURPOSE (BOTH GENERALLY OR

FOR ANY PARTICULAR PURPOSE) AND WITH RESPECT TO FUTURE REVENUE, PROFITABILITY OR THE SUCCESS OF THE COMPANY AND (2) ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

Section 8.12    No Multiple Recoveries.

(a)    Notwithstanding anything herein to the contrary, in the event any Party (or any other indemnitee) is entitled to a payment or other benefit under more than one provision of this Agreement arising out of or resulting from the same set of facts or circumstances and such Person has already been made whole by payment or another benefit under one of those provisions, in no event shall such Person be entitled to receive a subsequent payment or benefit under any other provision of this Agreement. In furtherance of the foregoing, any liability for indemnification hereunder shall be without duplication (i.e., without allowing the claiming Party (or other indemnitee) to receive more than its Damages) by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(b)    The Buyer Indemnitees shall not be entitled to recover under this Article VIII for Buyer Indemnified Losses to the extent such Buyer Indemnified Losses were taken into account in the determination of the adjustment provisions in accordance with Section 1.2 or Section 1.4.

Section 8.13    No Setoff. Neither the Buyer nor any Seller shall have any right to set off any amounts owed to a Buyer Indemnitee or a Seller Indemnitee, respectively, under this Article VIII against any payments to be made by either of them under any other provisions of this Agreement or any other Transaction Document.

Section 8.14    Subrogation. Seller hereby irrevocably waives and releases any right of contribution, subrogation or any similar right against the Acquired Entities and any Buyer Indemnitee in respect of matters that are or may become the subject of indemnification claims hereunder and any indemnification payments that Seller may, at any time, be required to make to any Buyer indemnitee pursuant to this Agreement, whether directly or indirectly through its interest in the Indemnity Escrow Funds.

Section 8.15    Manner of Construction. In determining (a) whether there is a breach or inaccuracy of any representation or warranty of the Buyer, the Seller or the Company pursuant to this Agreement or in any certificate delivered in connection herewith and (b) the amount of Buyer Indemnified Losses or Seller Indemnified Losses in connection therewith or arising therefrom, such representation, warranty or certification shall be considered, in each case, without giving effect to any materiality, Buyer Material Adverse Effect, Seller Material Adverse Effect or similar qualifications limiting the scope of such representation, warranty or certification; provided, however, that this Section 8.15 will not apply (i) where any such representation, warranty or certification requires disclosure of lists of items of a material nature or are qualified based on “Seller Material Adverse Effect” in which case such qualifier shall not be deleted or (ii) in the case of the representations and warranties in Section 3.8(b) and, for the avoidance of doubt, the term “Material” shall not be deemed to be deleted from the terms “Material Agreements,” “Material Customers” or “Material Suppliers.”

Section 8.16    Mitigation. Each Party shall, and shall cause its applicable Affiliates and Representatives to, take such measures as are required by applicable Law to mitigate any Buyer Indemnified Losses or Seller Indemnified Losses, as applicable, upon and after becoming aware of any fact, event, circumstance or condition that has given rise to, or would reasonably be expected to give rise to, any Buyer Indemnified Losses or Seller Indemnified Losses, as applicable, that are indemnifiable hereunder and to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

Section 8.17    Purchase Price Adjustment. Unless otherwise required by applicable Law, for all Tax purposes, the Parties agree to treat (and will cause each of their respective Affiliates to treat) any indemnification payment made under this Agreement as an adjustment to the Purchase Price.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1    Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the Parties, pursuant to an instrument in writing signed by all of the Parties. Notwithstanding any provision of this Agreement, this Agreement, including Article VIII hereof, may be amended or modified at any time by the Parties without the need or requirement of any consent or approval of any other Buyer Indemnitee or Seller Indemnitee and any amendment or modification agreed to by the Parties shall be binding on all Buyer Indemnitees and all Seller Indemnitees.

Section 9.2    Entire Agreement; Assignment. This Agreement (including the Exhibits and Schedules hereto), the Confidentiality Agreement and the other Transaction Documents (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede other prior agreements and understandings both written and oral among the Parties with respect to the subject matter hereof and thereof and (b) shall not be assigned, by operation of Law or otherwise, by a Party, without the prior written consent of the other Party. Any attempted assignment in violation of this Section 9.2 shall be void and without effect; provided, however, that, notwithstanding the foregoing, the Buyer may, without the consent of the Seller, assign its right to purchase all or any portion of the Shares to any wholly owned Subsidiary of the Buyer; provided, further, that no such assignment shall limit or affect the Buyer’s obligations hereunder.

Section 9.3    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.4    Expenses. Except as otherwise provided in this Agreement, all costs and expenses (including legal, accounting and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby, shall be paid by the Party incurring such expenses.

Section 9.5    Waiver. Except as otherwise expressly provided in this Agreement, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy. No waiver by a Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless in writing and signed by the Party against whom such waiver is sought to be enforced.

Section 9.6    Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.7    Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

Section 9.8    Exclusive Jurisdiction. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Delaware located in the County of New Castle, or of the United States of America sitting in the District of Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or any other Transaction Document or any agreements contemplated hereby or thereby for any reason other than the failure to serve process in accordance with this Section 9.8, and irrevocably waive the defense of an inconvenient forum or an improper venue to the maintenance of any such Proceeding. Any service of process to be made in such Proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 9.10. The consents to jurisdiction set forth in this Section 9.8 shall not constitute general consents to service of process in the State of Texas or any other State and shall have no effect for any purpose except as provided in this Section 9.8 and shall not be deemed to confer rights on any Person other than the Parties. The Parties agree that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. In addition, each of the Parties hereto agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

Section 9.9    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY AGREEMENTS CONTEMPLATED HEREBY OR THEREBY. THE PARTIES ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN

ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 9.10    Notices and Addresses. All notices, requests, instructions, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be given if delivered by hand or sent by registered or certified mail (postage prepaid, return receipt requested) or by overnight courier (providing proof of delivery) or by e-mail (providing confirmation of transmission). Any notice mailed within the same country shall be deemed to have been given and received on the third business day following the day of mailing, and any notice mailed between countries shall be deemed to have been given and received on the seventh business day following the day of mailing. Any notice sent by courier or delivery service shall be deemed to have been given and received at the time of confirmed delivery if such time is during normal local business hours (in the recipient’s location) or, otherwise, on the next business day after such confirmed delivery. Any notice sent by e-mail (of a PDF attachment) shall be deemed to have been given and received at the time of confirmation of transmission. Any notice sent by e-mail shall be followed reasonably promptly with a copy by mail. All such notices, requests, claims, demands or other communications will be addressed as follows:

(a)    if to the Seller, to

Flotek Industries, Inc.

Attn: John W. Chisholm

10603 West Sam Houston Parkway North

Suite 300

Houston, TX 77064

Telephone:    (713) 849-9911

E-mail:           jchisholm@flotekind.com

With a copy to (which shall not constitute notice):

Doherty & Doherty LLP

Attn: Casey W. Doherty, Sr.

1717 St. James Place, Suite 520

Houston, TX 77056

Telephone:     713-572-1000

E-mail:           casey@doherty-law.com

if to the Buyer, to

Archer Daniels Midland Company

1261 Pacific Avenue

Erlanger, KY 41018

Attn: Vince Macciocchi and Jeff Miller

Email: Vince.Macciocchi@adm.com and Jeff.W.Miller@adm.com

and

Archer Daniels Midland Company

77 W. Wacker Drive, Ste 4600

Chicago, IL, 60601

Attn: Thuy Vo and Brendan Bowes

Email: thuy.vo@adm.com and brendan.bowes@adm.com

or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 9.10 by any Party to the other Party.

Section 9.11    No Partnership; Third-Party Beneficiaries. Nothing in this Agreement shall be deemed to create a joint venture, partnership, tax partnership or agency relationship between the Parties. This Agreement is solely for the benefit of (a) the Seller and (prior to the Closing) the Company (and their successors and permitted assigns), with respect to the obligations of the Buyer and (after the Closing) the Company under this Agreement; and (b) the Buyer and (after the Closing) the Company (and its successors and permitted assigns), with respect to the obligations of the Seller and (prior to the Closing) the Company under this Agreement. Except as provided in (i) Article VIII, and (ii) Section 9.16 (the provisions in clauses (i) and (ii), the “Third-Party Provisions”), this Agreement shall not be deemed to confer upon or give to any other third Person any remedy, claim of liability or reimbursement, cause of action or other right. The Third-Party Provisions may be enforced by the beneficiaries thereof.

Section 9.12    Negotiated Transaction. The Parties, each represented by legal counsel, have each participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted by all Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.13    Brokers and Agents.

(a)    The Seller agrees to pay any broker’s or finder’s fee, sales commission or similar form of compensation to any broker, finder or similar agent engaged by or on behalf of the Seller or the Company in connection with this Agreement or any of the transactions contemplated hereby and, without regard to the Deductible, Damages Cap or any other limitation Article VIII sets forth, to indemnify the Buyer against all Claims arising out of claims for any and all such broker’s or finder’s fee, sales commission or similar form of compensation.

(b)    The Buyer agrees to pay any such broker’s or finder’s fee, sales commission or similar form of compensation to any broker, finder or similar agent engaged by or on behalf of the Buyer in connection with this Agreement or any of the transactions contemplated hereby and, without regard to the Deductible, Damages Cap or any other limitation Article VIII sets forth, to indemnify the Seller against all Claims arising out of claims for any and all such broker’s or finder’s fee, sales commission or similar form of compensation.

Section 9.14    Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 9.15    Specific Performance.

(a)    The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist (even if damages would be available) and damages would be difficult to determine, and that, unless this Agreement has been terminated in accordance with its terms, the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement and to compel performance by the Parties of their respective obligations set forth in this Agreement, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

(b)    Without limiting the general right to specific performance set forth in Section 9.15(a), each of the Parties acknowledges and agrees that, due to the nature of the Company, including the unique nature of the customer relationships and other facts and circumstances, a non-breaching Party would be damaged irreparably if a Party breaches its obligation to consummate the transactions contemplated by this Agreement as required hereunder, provided that all of the conditions to Closing set forth hereunder have been satisfied or waived by the Party seeking to enforce this Agreement (other than the covenants in Section 1.3 and Section 1.6, which the Party seeking enforcement would be otherwise prepared to satisfy). Accordingly, in the event of any such breach of a Party’s obligation to consummate the Closing, provided that all of the conditions to Closing set forth hereunder have been satisfied or waived by the Party seeking to enforce this Agreement (other than the covenants in Section 1.3 and Section 1.6, which the Party seeking enforcement would be otherwise prepared to satisfy), then the Parties acknowledge and agree that the Party seeking to enforce this Agreement shall be entitled, at its election, to specifically enforce the performance of the other Party’s obligation to consummate the Closing as required hereunder in any Proceeding, including a Proceeding for injunctive relief.

(c)    Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason in equity or at law, other than on the basis that such remedy is not expressly available pursuant to the terms of this Agreement. Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Without limiting the generality of the foregoing, the Parties hereto hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

Section 9.16    Transaction Privilege.

(a)    The Parties hereby acknowledge and agree that Doherty & Doherty LLP (“DD”) has represented the Company, the Seller and one or more of their Affiliates prior to the date of this Agreement, including in connection with the negotiation, documentation and consummation of this Agreement and the transactions contemplated by this Agreement, and that the Seller and such Affiliates and their respective Representatives (each a “Seller Entity” and collectively, the “Seller Entities”) have a reasonable expectation that, after the Closing, DD will, if the Seller Entities so wish, represent them in connection with any pending or possible or threatened Claim or any other matter or Proceeding involving any Seller Entity or their Representatives, on the one hand, and any other Party to this Agreement (including the Company from and after the Closing) (an “Other Party”) or any of their respective Affiliates and Representatives (each an “Other Party Group Member” and collectively the “Other Party Group Members”), on the other hand, arising under or relating to this Agreement.

(b)    Each Other Party, on its own behalf and on behalf of the Other Party Group Members (which includes the Company and those other Persons that are or after Closing will be Affiliates of such Other Party), hereby agrees to all of the matters and consents to the potential future representations described in this Section 9.16 and specifically expressly waives and agrees not to assert any conflict of interest that may arise or be deemed to arise under applicable Laws or standard of professional responsibility if, after the Closing, DD represents any Seller Entities or other Persons in connection with any Claim or Proceeding arising under or relating to this Agreement or the transactions contemplated by this Agreement whether or not such matter is one in which DD may have previously advised the Seller Entities or in respect of any other matters.

(c)    Each Other Party, on its own behalf and on behalf of the Other Party Group Members (which includes those Persons that are or after Closing will be Affiliates of such Other Party), hereby consents to the disclosure by DD to the Seller or any of their Affiliates, directors, members, partners, officers or employees of any information learned by DD in the course of its representation of the Seller or their Affiliates, whether or not such information is subject to attorney client privilege or DD’s duty of confidentiality.

(d)    In addition, each of the Parties irrevocably acknowledges and agrees that, from and after the Closing, the attorney-client privilege arising from communications prior to the Closing between any one or more of the Seller Entities and the Company (which, for the avoidance of doubt, includes for purposes hereof any Representatives of the Seller Entities and the Company), on the one hand, and DD, on the other hand, to the extent related to this Agreement or the transactions contemplated by this Agreement, shall be excluded from the assets or any other property, rights, privileges, powers, franchises and other interests held by any Other Party Group Members, that such attorney-client privilege shall be deemed held solely by the Seller Entities, and that no Other Party Group Member shall have any right to assert, waive or otherwise alter any such attorney-client privilege at any time after the Closing. All communications between the Seller Entities or the Company, on the one hand, and DD, on the other hand, relating to the negotiation, documentation and consummation of the Agreement and the transactions contemplated by the Agreement shall be deemed to be privileged and to belong solely to the Seller Entities (and not Other Party Group Members). The Other Party Group Members shall not have access to any such communications, files, records or other documents (as used herein whether in electronic form or otherwise), of DD relating to such engagement. The Other Parties, to the fullest extent allowed by Law, agree (i) that no waiver of any privilege or right of the Seller Entities is intended or will be claimed by any Other Party as a result of any communications, files, records or other documents being maintained within the records or files, of any Other Party Group Member or otherwise in its possession or control, (ii) all Other Party Group Members shall endeavor to delete or destroy all such documents and information in their possession or control that come to their attention and (iii) no Other Party Group Member will review, offer into evidence or otherwise attempt to use any such communications, files, records or documents (whether or not so maintained) in any claim or Proceeding involving any Seller Entity or their Representatives, on the one hand, and any Other Party Group Member, on the other hand, arising under or relating to this Agreement and the transactions contemplated hereby.

(e)    The Buyer and its respective Affiliates (including the Company after the Closing) further covenant and agree that, from and after the Closing, each shall not assert any claim against DD in respect of legal services provided to the Company, the Seller or its Affiliates by DD in connection with this Agreement or the transactions contemplated hereby.

(f)    This Section 9.16 shall be irrevocable, and no term of this Section 9.16 may be amended, waived or modified, without the prior written consent of DD, the Seller and its respective Affiliates affected thereby.

ARTICLE X

DEFINITIONS AND DEFINITIONAL PROVISIONS

Section 10.1    Defined Terms. The following terms have the meanings assigned to them in this Section 10.1.

“Accounting Principles” means the following accounting principles, policies, procedures, bases, practices and methods, classifications, judgments and valuation and estimation methodologies in the order of priority they appear:

(a)    those used in the preparation of the Balance Sheet to the extent consistent with GAAP in effect as of the Closing Date; and

(b)    GAAP in effect as of the Closing Date.

“Acquired Business” means the business of the Acquired Entities.

“Acquired Entities” means the Company and the Company Subsidiary.

“Acquisition” has the meaning the Recitals to this Agreement specify.

“Affiliate” means, as to any specified Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of Capital Stock of that Person, by contract or otherwise), and the terms “controlled” and “controlling” have the meanings correlative to the foregoing. For the avoidance of doubt, the Acquired Entities will be Affiliates of the Seller only before the Closing, and will be Affiliates of the Buyer only after the Closing.

“Agreement” means this Agreement, including the Buyer Disclosure Letter, the Seller Disclosure Letter and any Exhibits and Schedules attached hereto.

“Anti-Corruption Laws” means (i) the FCPA and (ii) any other anti-bribery or anti-corruption laws, regulations or ordinances of any jurisdiction applicable to the Acquired Entities and their respective operations, including the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and the UN Convention Against Corruption and any implementing legislation promulgated pursuant to such Conventions, and in the United Kingdom, the Bribery Act 2010.

“Anti-Terrorism and Anti-Money Laundering Laws” means Laws of each jurisdiction where all or any portion of the Acquired Business is conducted or to which Seller, any Acquired Entity or any assets or properties of any Acquired Entity are otherwise subject related to terrorism or money laundering, including the European Union Money Laundering Directives; in the United Kingdom, the Money Laundering Regulations 2007, the Proceeds of Crime Act 2002, the Serious Organized Crime and Police Act 2005 and the Anti-Terrorism, Crime and Security Act 2001; and in the United States, the Bank Secrecy Act of 1970 and the Uniting Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001.

“Antitrust Laws” means, collectively, the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and any other antitrust, competition, pre-merger notification or other Laws designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Auditors” has the meaning Section 1.4(b) specifies.

“Balance Sheet” has the meaning Section 3.14 specifies.

“Balance Sheet Date” has the meaning Section 3.14 specifies.

“Buyer” has the meaning the preamble to this Agreement specifies.

“Buyer Disclosure Letter” has the meaning Article IV specifies.

“Buyer Fundamental Representations” means the representations and warranties of the Buyer contained in Section 4.1, Section 4.2(a), Section 4.2(b), Section 4.4, Section 4.5 and Section 4.6.

“Buyer Indemnified Loss” has the meaning Section 8.2 specifies.

“Buyer Indemnitees” means the Buyer and its Affiliates and their respective directors, officers and employees.

“Buyer Material Adverse Effect” means an event, circumstance, development, change or effect that, individually or in the aggregate, has materially impaired or delayed, or is reasonably likely to materially impair or delay, the ability of the Buyer to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

“Capital Stock” means, with respect to: (i) any corporation or company, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation or company; and (ii) any other Entity, any share, membership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that Entity.

“Claim” means, as asserted (i) against any specified Person, any claim, demand or Proceeding made or pending against the specified Person for Damages to any other Person, or (ii) by the specified Person, any claim or demand of the specified Person against any other Person for Damages to the specified Person.

“Claim Notice” has the meaning Section 8.4(b) specifies.

“Closing” has the meaning Section 1.5 specifies.

“Closing Cash” means, as of the opening of business on the Closing Date, the Acquired Entities’ consolidated cash balances on hand (net of any overdrafts and restricted cash balances), as adjusted for any deposits in transit, any outstanding checks and any other proper reconciling items, in each case as determined in accordance with the Accounting Principles.

“Closing Date” has the meaning Section 1.5 specifies.

“Closing Indebtedness” means all Indebtedness of the Acquired Entities as of the Closing Date.

“Closing Statement” has the meaning Section 1.4(b) specifies.

“Closing Working Capital” has the meaning Section 1.4(b) specifies.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning the preamble to this Agreement specifies.

“Company Business” means the processing of citrus oil, sourcing of citrus oils, or manufacturing of citrus-based products for the flavor and fragrance industry.

“Company Employees” means the employees of the Acquired Entities, as of the date of this Agreement.

“Company Fundamental Representations” means the representations and warranties of the Company contained in the first sentence of Section 3.1, Section 3.2(a), Section 3.2(b), Section 3.3, Section 3.4 and Section 3.21.

“Company IT Systems” means those computer systems, hardware, servers, databases, software, and related infrastructure, used by the Acquired Entities in connection with the operation of the Acquired Business.

“Company Subsidiary” means Flotek Flavor & Fragrance, LLC, a Delaware limited liability company.

“Confidentiality Agreement” has the meaning Section 5.1(b) specifies.

“Consent” means any consent, release, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person, including any Permit.

“Consolidated Returns” means any and all Tax Returns of the Seller Group.

“Contract” means any written or legally binding oral contract, note, bond, mortgage, indenture, agreement, license, lease, obligation, commitment, sales order (including delivery orders, purchase orders and change orders), blanket purchase agreement or other instrument, arrangement or undertaking (whether express or implied), and all amendments, restatements, supplements or other modifications thereto or waivers thereunder.

“Conversion” means the conversion of the Predecessor Company into the Company pursuant to Section 266 of the Delaware General Corporation Law on January 8, 2019.

“Credit Facility” means that certain Amended and Restated Credit Agreement dated May 10, 2013 among the Seller, the Company, certain of the other Subsidiaries of the Seller, and PNC Bank, National Association, amended from time to time.

“Cut-Off Date” has the meaning Section 8.1(a) specifies.

“DD” has the meaning Section 9.16(a) specifies.

“Damage” or “Damages” means any cost, damage, expense (including reasonable fees and expenses of attorneys, consultants and experts and Proceeding costs) fine, penalty, loss, liability, Tax and interest.

“Damages Cap” means $13,125,000.

“Deductible” means $1,750,000.

“Direct Claims” has the meaning Section 8.6(a) specifies.

“Employment Agreement” means any material agreement to which any Acquired Entity is a party which then relates to the direct or indirect employment or engagement, or arises from the past employment or engagement, of any natural person by the Acquired Entities, whether as an employee or a nonemployee director, including any material employee leasing or service agreement and any noncompetition agreement.

“Employee Plan” means each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, and each material compensation, bonus, commission, deferred compensation, incentive compensation, equity purchase, equity option, equity appreciation, phantom or other equity based program, savings, profit sharing, severance or termination pay, health, dental or other medical, life, disability or other insurance or program for the welfare of employees, employee loan, employee assistance, supplementary unemployment benefit, retirement, supplementary retirement, holiday, sick leave, vacation, paid time off, fringe, overtime and automobile or other perquisite plan or program and every other benefit plan, program, agreement, arrangement or practice (whether written or unwritten) provided, sponsored, maintained or contributed to for the benefit of any of the current or former employees, officers, directors, or other service providers of an Acquired Entity or their respective dependents or beneficiaries or under which an Acquired Entity may have any liability, whether known or unknown, current or contingent, but excluding Employment Agreements.

“Entity” means any corporation, partnership of any kind, limited liability company, unlimited liability company, business trust, unincorporated organization or association, mutual company, joint stock company, joint venture or any other entity or organization.

“Environment” has the meaning Section 3.15(e)(i) specifies.

“Environmental Claims” has the meaning Section 3.15(c) specifies.

“Environmental Law” has the meaning Section 3.15(e)(iii) specifies.

“Environmental Permits” has the meaning Section 3.15(b) specifies.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning Section 3.13(c) specifies.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means the Escrow Agreement in the form attached as Exhibit A to this Agreement.

“Escrow Funds” has the meaning Section 1.3(c) specifies.

“Estimated Closing Cash” has the meaning Section 1.2(b) specifies.

“Estimated Closing Indebtedness” has the meaning Section 1.2(b) specifies.

“Estimated Closing Price Certificate” has the meaning Section 1.2(b) specifies.

“Estimated Closing Working Capital” has the meaning Section 1.2(b) specifies.

“Estimated Purchase Price” has the meaning Section 1.2(b) specifies.

“Estimated Transaction Expenses” has the meaning Section 1.2(b) specifies.

“Evercore” means Evercore Group L.L.C.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Final Purchase Price” has the meaning Section 1.4(b) specifies.

“Financial Statements” has the meaning Section 3.14 specifies.

“First Escrow Release Date” has the meaning Section 8.9(c) specifies.

“Fraud” means actual fraud by the Seller or the Company with respect to the making of the representations and warranties pursuant to Article II or Article III.

“GAAP” means generally accepted accounting principles and practices in the United States as in effect as of the date of this Agreement.

“Governmental Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of any country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any international body, quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority.

“Government Officials” means, collectively, any officer or employee of a Government Authority, any Person acting for or on behalf of any Government Authority, any political party or official thereof and any candidate for political office.

“Hazardous Substance” has the meaning Section 3.15(e)(iv) specifies.

“HSR Act” has the meaning Section 5.4(b) specifies.

“Indebtedness” of any Person means, without duplication, (i) any liability of that Person (A) for borrowed money, (B) arising out of any extension of credit to or for the account of that Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments) or for the deferred purchase price of property or other assets or services or arising under conditional sale or other title retention agreements, in each case other than trade payables arising in the Ordinary Course of Business, (C) evidenced by notes, bonds, debentures or similar instruments, (D) in respect of leases of (or other agreements conveying the right to use) property or other assets which GAAP requires to be classified and accounted for as capital leases or (E) in respect of interest rate swap, cap or collar agreements or similar arrangements providing for the mitigation of that Person’s interest rate risks either generally or under specific contingencies between that Person and any other Person; or (ii) any liability of others of the type described in the preceding clause (i) in respect of which that Person has incurred, assumed or acquired a liability by means of a guaranty. Notwithstanding the foregoing, the calculation of Indebtedness shall not include any of the principal amount as of the Closing Date of any undrawn letters of credit, nor obligations of the Acquired Entities under or with respect to any outstanding checks to the extent same are netted from the Closing Cash.

“Indemnified Party” has the meaning Section 8.4(b) specifies.

“Indemnifying Party” has the meaning Section 8.4(b) specifies.

“Intellectual Property” means any and all rights in, arising out of or associated with any of the following in any jurisdiction in the world: (i) patents and patent applications, including all reissues, divisions, continuations, continuations-in-part, provisionals, substitutes, renewals and extensions thereof, and other government issued indicia of invention ownership, (ii) copyrights, and all copyright registrations and copyright applications and any renewals or extensions thereof, (iii) trademarks, service marks, brands, certification marks, trade dress, trade names, logos, slogans, domain names and other indicia of origin of use, whether registered or unregistered, and pending applications and renewals for any of the foregoing, together in each case with the goodwill connected with the use of or symbolized thereby, and (iv) trade secrets, know-how, proprietary and confidential information, including all proprietary rights in product specifications, compounds, processes, formulae, product or industrial designs, business information, technical and marketing plans and proposals, ideas, concepts, inventions, research and development, information disclosed by business manuals and drawings, technology, technical information, data, research records, customer, distributor and supplier lists and similar data and information and all other confidential or proprietary technical or business information and materials and all rights therein.

“Interim Financial Statements” has the meaning Section 3.14 specifies.

“Law” or “Laws” means (i) any law, statute, treaty, convention, code, ordinance, order, executive order, direction, rule, regulation, judgment, decree, injunction, writ, edict, authorization or other requirement of any Governmental Authority in effect at such time, (ii) any obligation included in any Permit or resulting from binding arbitration or (iii) any requirement under common law.

“Lien” means, with respect to any property or other asset of any Person (or any revenues, income or profits of that Person therefrom), any mortgage, lien, security interest, pledge, attachment, levy, option, debt, right of first refusal, or other charge or encumbrance thereupon or in respect thereof.

“Material Agreement” has the meaning Section 3.12(a) specifies.

“Material Customers” has the meaning Section 3.25(a) specifies.

“Material Suppliers” has the meaning Section 3.25(b) specifies.

“Ordinary Course of Business” means, with respect to the Acquired Entities, the ordinary course of business of such Acquired Entity, consistent with past practices in all material respects.

“Organization Jurisdiction” means, as applied to (i) any company or corporation, the federal, foreign or state jurisdiction of incorporation of such company or corporation, (ii) any limited liability company or limited partnership, the federal or state jurisdiction under whose Laws it is formed, organized and existing in that legal form, and (iii) any other Entity, the federal or state jurisdiction whose Laws govern that Entity’s internal affairs.

“Organizational Documents” means, with respect to any Entity at any time, in each case as amended, modified and supplemented at that time, (i) the articles or certificate of formation, incorporation or organization (or the equivalent organizational or constituent documents) of that Entity, (ii) the articles of association, bylaws, limited liability company agreement, limited partnership agreement, or regulations (or the equivalent governing documents) of that Entity and (iii) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that Entity’s Capital Stock.

“Other Party” has the meaning Section 9.16(a) specifies.

“Other Party Group Member” has the meaning Section 9.16(a) specifies.

“Other Tax Contest” has the meaning Section 5.7(i)(iii) specifies.

“Outside Date” has the meaning Section 7.1(b)(i) specifies.

“Party” and “Parties” have the meanings the preamble to this Agreement specifies.

“Permit” means any authorization, consent, approval, permit, franchise, certificate, certification, license, implementing order or exemption of, or registration or filing with, any Governmental Authority, including any certification or licensing of a natural person to engage in a profession or trade or a specific regulated activity.

“Permitted Liens” means (i) Liens in respect of Taxes the validity of which is being contested in good faith by appropriate proceedings or Liens in respect of Taxes not yet delinquent, (ii) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ or unemployment compensation and employment insurance related liabilities and other Liens under social security laws or regulations, or similar foreign laws, (iii) Liens of carriers, warehousemen, mechanics, laborers, materialmen, customers and employees for amounts not yet due or that are being contested in good faith in appropriate Proceedings, (iv) vendors’ Liens in respect of trade payables incurred in the Ordinary Course of Business, (v) any interest or title of a lessor of any assets being leased pursuant to an equipment lease, (vi) Liens incurred in the Ordinary Course of Business that do not materially (A) diminish the value of the affected assets or (B) interfere with the ordinary use of such assets, (vii) Liens caused or created by the Buyer or arising under this Agreement, (viii) with respect to real property, (A) restrictions imposed by applicable Law relating to zoning and land use and (B) matters that would be shown on an accurate survey of real property and (x) Liens in effect as of the Closing Date that will be released upon payment of the Purchase Price.

“Person” means any natural person, Entity, estate, trust, union or employee organization or Governmental Authority.

“Personal Information” means any information that allows the identification of an individual, including name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or customer or account number, or any other piece of information.

“Pre-Closing Tax Contest” has the meaning Section 5.7(i)(ii) specifies.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Predecessor Company” means Florida Chemical Company, Inc., which existed in the form of a corporation prior to Conversion.

“Privacy and Information Security Requirements” means (a) all Laws relating to Personal Information, privacy or information security, (b) all Laws concerning the security of Company’s IT Systems, (c) all Contracts to which any Acquired Entity is a party or is otherwise bound that relate to Personal Information, and (d) the Acquired Business’s policies and notices (e.g., posted privacy policies, notices provided in connection with the collection, handling or use of Personal Information) relating to Personal Information, privacy and/or the security of Company’s IT Systems and other information.

“Proceeding” means any action, case, proceeding, claim, grievance, suit or investigation or other proceeding conducted by or pending before any Governmental Authority or any arbitrator.

“Prohibited Person” means (a) any Person or vessel listed on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC; (b) any Government Authority or national of, or Person located, organized or resident in, any country, including Cuba, Iran, North Korea, the Republic of Sudan (North Sudan) and Syria, against which the U.S. maintains economic sanctions or embargos (unless dealing with such Person is authorized under U.S. Law); (c) a Person owned or controlled by, any of the Persons listed in subparagraphs (a) or (b) above; (d) a Person indicted for or convicted of violating any U.S. criminal statute listed in 22 CFR 120.27; or (e) a Person listed on, or otherwise subject to, any other restricted or designated party list administered by the United Nations or any Government Authority, including the UN Consolidated List, maintained by the UN Security Council Committee; the Denied Persons, Unverified, and Entity Lists, maintained by the U.S. Department of Commerce; and the Debarred List and non-proliferation sanctions lists maintained by the U.S. Department of State.

“Property Taxes” has the meaning Section 5.7(i) specifies.

“Purchase Price” has the meaning Section 1.2 specifies.

“Release” has the meaning Section 3.15(e)(v) specifies.

“Remedial Action” has the meaning Section 3.15(e)(vi) specifies.

“Representatives” means, with respect to any Person, the directors, officers, managers, employees, Affiliates, accountants, advisors, attorneys, consultants or other agents of that Person, or any other representatives of that Person.

“Reserved Amount” has the meaning Section 8.9(a) specifies.

“Resigning Directors” has the meaning Section 1.6(b)(v) specifies.

“Second Escrow Release Date” has the meaning Section 8.9(c) specifies.

“Seller” has the meaning the preamble to this Agreement specifies.

“Seller Disclosure Letter” has the meaning Article II specifies.

“Seller Entities” has the meaning Section 9.16(a) specifies.

“Seller Fundamental Representations” means the representations and warranties of each Seller contained in Section 2.1, Section 2.2(a), Section 2.2(b), Section 2.3 and Section 2.4.

“Seller Group” means (a) the affiliated group as defined in Section 1504(a) of the Code of which Seller is the common parent, and (b) with respect to each state, local or foreign jurisdiction in which Seller or its Subsidiaries files a consolidated, combined or unitary Tax Return and in which the Company (whether when in the form of the Predecessor Entity or otherwise) is or is required to be included, the group with respect to which such Tax Return is filed.

“Seller Indemnified Loss” has the meaning Section 8.3 specifies.

“Seller Indemnitees” means the Seller and its Affiliates and their respective directors, officers, employees and agents.

“Seller Material Adverse Effect” shall mean an event, circumstance, development, change or effect that, individually or in the aggregate, (i) is reasonably likely to materially impair or delay the ability of the Seller or the Company to perform their obligations under this Agreement and to consummate the transactions contemplated hereby or (ii) has had or is reasonably likely to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Acquired Entities, taken as a whole; provided, however, that, in each case, no event, circumstance, development, change or effect resulting from any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been or would reasonably be expected to be, a Seller Material Adverse Effect: (A) changes in global or national economic conditions, including changes in prevailing interest rates, credit markets, currency exchange rates, market conditions or the price of commodities or raw materials used by the Acquired Entities, including hydrocarbon prices, (B) changes or trends in the industry in which the Acquired Entities or any of their customers operate (including the demand for, and availability and pricing of, raw materials, oil, natural gas and other commodities, and the marketing and transportation thereof) or in which the services of the Acquired Entities are used, (C) changes in global or national political conditions, including the outbreak, continuation or escalation of war (whether or not declared), hostilities, military conflict or acts of terrorism, (D) earthquakes, hurricanes, tsunamis, typhoons, lightning, hailstorms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides, wildfires and other natural disasters, weather conditions and similar force majeure events, (E) changes (or proposed changes) in applicable Law or the interpretation, enforcement or implementation thereof or changes (or proposed changes) in GAAP or international financial reporting standards, or the interpretation thereof, (F) any failure by the Acquired Entities to meet any internal or third-party projections or forecasts or estimates of revenue, earnings or other performance measures or operating statistics for any period (provided, however, that this clause (F) shall not operate to exclude from the definition of “Seller Material Adverse Effect” any set of facts or circumstances that cause or result in any such failure unless otherwise excluded hereunder), (G) changes, including impacts on relationships with customers, suppliers, employees, labor organizations or Governmental Authorities, in each case attributable to the extent attributable to execution, announcement, pendency or consummation of this Agreement, any Transaction Document or the transactions contemplated hereby or thereby as a result of the identity of the Buyer or plans or announced intentions of the Buyer with respect to the Company, (H) any effect arising out of any action permitted, required or prohibited to be taken by this Agreement, or any effect of taking or not taking any action that is requested in writing by the Buyer to be taken or not taken pursuant to this Agreement, or (H) any event, circumstance, development, change or effect that is cured by the Company or the Seller; provided, however, that events, circumstances, developments, changes or effects set forth in clauses (A) through (G) above may be taken into account in determining whether there has been or is reasonably likely to have a Seller Material Adverse Effect if and only to the extent such events, circumstances, developments, changes or effects have a materially disproportionate adverse effect on the Acquired Entities, taken as a whole, in relation to others in the industry, and are not excluded by another of clauses (A) through (H).

“Shares” has the meaning the Recitals to this Agreement specify.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” of any specified Person at any time means any Entity of which (i) such Person or any other Subsidiary of such Person is a general partner, managing member or sole or controlling member or (ii) at least a majority of the Capital Stock having by their terms ordinary voting power to elect a majority of the board of directors, managers or others performing similar functions with respect to such Entity is, directly or indirectly, owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and any one or more of its Subsidiaries.

“Survival Period” has the meaning Section 8.1(a) specifies.

“Target Working Capital” means an amount equal to $45,000,000; provided that, for purposes of the calculation of the Final Purchase Price pursuant to Section 1.4, Target Working Capital shall be recalculated in the same manner in which the Parties calculated the Target Working Capital amount of $45,000,000 except that the price per pound of Citrus Terpenes, Orange Terpenes and Orange CPO inventory shall be as determined pursuant to a lower of cost or market analysis as of the Closing Date (the “Closing Date LOCOM Prices”) to be performed by the Buyer in connection with preparation of the Closing Statement.

“Tax” or “Taxes” means any and all U.S. federal, state, local or foreign taxes of any kind, including income, gross receipts, license, payroll, parking, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, employment, unemployment, wage, production, disability, occupation, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, transaction, capital, capital gains, net worth, stamp, documentary, recapture, business license, business organization, lease, or other taxes imposed by or on behalf of or payable to any Governmental Authority, together with any interest, fines, or penalties resulting from, attributable to, or incurred in connection with any of the foregoing (whether or not disputed).

“Tax Benefit” has the meaning Section 8.7(d) or Section 8.7(e), as applicable, specifies.

“Tax Contest” has the meaning Section 5.7(i) specifies.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement, or other document required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” means any Claim that is made, given or instituted by a third party that is not an Affiliate of a Party (including any Governmental Authority).

“Third-Party Provisions” has the meaning Section 9.11 specifies.

“Threshold Amount” means $75,000.

“Trade Controls Laws” means export controls, antiboycott measures, import restrictions and economic sanctions Laws of each jurisdiction where all or any portion of the Acquired Business is conducted or to which Seller, any Acquired Entity or any assets or properties of any Acquired Entity are otherwise subject, including the Export Administration Act of 1979 (50 U.S.C. App. §§ 2401-2420); the Export Administration Regulations (15 C.F.R. Parts 730-774); the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706); the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130); the Foreign Trade Regulations (15 C.F.R. Part 30); regulations and restrictions administered by OFAC (31 C.F.R. Part 500 et seq.); Executive Orders of the President of the U.S. regarding restrictions on trade with designated countries and Persons; the antiboycott regulations administered by the U.S. Department of Commerce (15 C.F.R. Part 760); the antiboycott provisions administered by the U.S. Department of the Treasury (26 U.S.C. § 999 and related Treasury Guidelines); all Laws related to activities or transactions involving Prohibited Persons; and any other applicable export controls, import or economic sanctions Laws administered by any U.S. Government Authority or (except to the extent inconsistent with U.S. Law) by any non-U.S. Government Authority.

“Transaction Documents” means this Agreement, the Transition Services Agreement, the Escrow Agreement, the Terpene Supply Agreement, the Citrusburst Supply Agreement and the other written ancillary agreements, documents, instruments and certificates executed under or in connection with this Agreement.

“Transaction Expenses” means (i) all expenses of the Acquired Entities incurred or to be incurred prior to the Closing in connection with the preparation, execution and consummation of this Agreement, the transactions contemplated hereby to be consummated on or before the Closing Date, and the Closing and any fees and disbursements of Evercore, accountants, attorneys and other advisors and service providers payable by the Acquired Entities pursuant to Section 9.4, and (ii) all sale bonuses, change in control bonuses, retention bonuses or similar payments payable to any officer, director or employee of the Acquired Entities solely by reason of the consummation of the transactions contemplated by this Agreement, including any Tax thereon, which, in each case, have not been paid as of the Closing.

“Transfer Taxes” has the meaning Section 5.7(h) specifies.

“Working Capital” means, as of any date of determination, the amount, which may be positive or negative, equal to the Acquired Entities’ total current assets (excluding cash balances included in the calculation of Closing Cash and any deferred Tax assets) on a consolidated basis as of such date minus the Acquired Entities’ total current liabilities (excluding Indebtedness, unearned profit on land sale, Transaction Expenses and any deferred Tax liabilities) on a consolidated basis as of such date, in each case prepared in accordance with the Accounting Principles; provided that, for purposes of calculating the Estimated Closing Working Capital, the price per pound of Citrus Terpenes, Orange Terpenes and Orange CPO inventory shall be the same as used by the Parties in agreeing to the Target Working Capital amount of $45,00,000 and, for purposes of calculating Closing Working Capital, the price per pound of Citrus Terpenes, Orange Terpenes and Orange CPO inventory shall be the Closing Date LOCOM Prices.

“Working Capital Deficit” means the amount, if any, by which the Closing Working Capital is less than the Target Working Capital.

“Working Capital Excess” means the amount, if any, by which the Closing Working Capital is more than the Target Working Capital.

Section 10.2    Other Defined Terms. Words and terms used in this Agreement that other Sections of this Agreement define are used in this Agreement as those other Sections define them.

Section 10.3    Other Definitional Provisions.

(a)    Except as this Agreement otherwise specifies, all references herein to any Law defined or referred to herein, including the Code, are references to that Law or any successor Law, as the same may have been amended or supplemented from time to time through the date hereof, and any rules or regulations promulgated thereunder.

(b)    The words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any provision of this Agreement, and the words “Article,” “Section,” “Recitals,” “Schedule” and “Exhibit” refer to Articles and Sections of, the Recitals to, and Schedules and Exhibits to, this Agreement unless it otherwise specifies.

(c)    Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes the other gender and the neuter.

(d)    As used in this Agreement, the word “including” (and, with correlative meaning, the word “include”) means including, without limiting the generality of any description preceding that word, the word “or” shall be disjunctive but not exclusive and the words “shall” and “will” are used interchangeably and have the same meaning.

(e)    As used in this Agreement, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if.”

(f)    As used in this Agreement, the term “business day” means any day other than a day on which commercial banks are authorized or required to close in New York, New York or Houston, Texas.

(g)    The phrase “to the knowledge of the Seller” or any similar phrase means such facts and other information that (i) are actually known or (ii) would have been known, had the applicable individual made reasonable inquiry of the Persons who would reasonably be expected to have actual knowledge of such fact or other matter, to any individual set forth on Section 10.3(g) of the Seller Disclosure Letter; the phrase “to the knowledge of the Buyer” or any similar phrase means such facts and other information that (i) are actually known or (ii) would have been known, had the applicable individual made reasonable inquiry of the Persons who would reasonably be expected to have actual knowledge of such fact or other matter, to any individual set forth on Section 10.3(g) of the Buyer Disclosure Letter.

(h)    As used in this Agreement, all references to “dollars” or “$” mean United States dollars.

Section 10.4    Captions. This Agreement includes captions to Articles, Sections and subsections of this Agreement and the Schedules and Exhibits thereto for convenience of reference only, and these captions do not constitute a part of this Agreement for any other purpose or in any way affect the meaning or construction of any provision of this Agreement.

Section 10.5    Disclosure Letters. The Seller Disclosure Letter and Buyer Disclosure Letter shall be arranged in Sections, subsections and subclauses corresponding to the lettered and numbered Sections, subsections and subclauses of this Agreement. The exceptions and disclosures on each Section, subsection and subclause of the Seller Disclosure Letter or Buyer Disclosure Letter, as applicable, subject to the immediately following sentence, shall apply only to the correspondingly numbered Section, subsection or subclause of this Agreement. The exceptions and disclosures on any Section, subsection and subclause of the Seller Disclosure Letter or Buyer Disclosure Letter, as applicable, shall be deemed incorporated by reference in other applicable Sections, subsections and subclauses of the Seller Disclosure Letter or Buyer Disclosure Letter, as applicable, with respect to which such exception or disclosure is responsive to the extent that the applicability of such exception or disclosure is reasonably apparent on its face.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

ARCHER-DANIELS-MIDLAND COMPANY

By:	/s/ Vince Macciocchi
Vince Macciocchi, Senior Vice President and President, Nutrition

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

COMPANY:

FLORIDA CHEMICAL COMPANY, LLC

By:	/s/ Joshua A. Snively
Joshua A. Snively, President

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SELLER:

FLOTEK INDUSTRIES, INC.

By:	/s/ John W. Chisholm
John W. Chisholm, Chief Executive Officer

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT